CONFIDENTIAL	EXECUTION VERSION

PURCHASE AGREEMENT

among

WEB.COM GROUP, INC.,

REGISTER.COM GP (CAYMAN) LTD.
(solely for the purposes of Articles II, VIII, X and XII and Section 6.06),

EACH SELLER NAMED HEREIN
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

and

REGISTER.COM (CAYMAN) LIMITED PARTNERSHIP

Dated as of June 17, 2010

TABLE OF CONTENTS

ARTICLE VII

EMPLOYEE MATTERS

SECTION 7.01. Employee Benefits	53
SECTION 7.02. 401(k) Plan	53

ARTICLE VIII

TAX MATTERS

SECTION 8.01. Tax Refunds and Tax Benefits	54
SECTION 8.02. Tax Cooperation and Exchange of Information	54
SECTION 8.03. Conveyance Taxes	54
SECTION 8.04. Tax Covenants	54

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.01. Conditions to Obligations of the Company and the Sellers	55
SECTION 9.02. Conditions to Obligations of the Purchaser	56

ARTICLE X

INDEMNIFICATION

SECTION 10.01. Survival of Representations, Warranties and Covenants	58
SECTION 10.02. Indemnification by the Sellers	58
SECTION 10.03. Limits on Indemnification	59
SECTION 10.04. Notice of Loss; Third Party Claims	61
SECTION 10.05. Remedies	62
SECTION 10.06. Distributions	62
SECTION 10.07. Seller Representative	63

ARTICLE XI

TERMINATION

SECTION 11.01. Termination	65
SECTION 11.02. Effect of Termination	66

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.01. Expenses	66
SECTION 12.02. Notices	66

PURCHASE AGREEMENT, dated as of June 17, 2010, among Web.com Group, Inc.,  a Delaware corporation (the “Purchaser”), each Seller (as defined below) (solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07), the Seller Representative (as defined below) (solely for the purposes of Articles II, VIII, X and XII and Section 6.06) and Register.com (Cayman) Limited Partnership, an exempted limited partnership organized under the laws of the Cayman Islands (the “Company”).

WHEREAS, the Sellers own, directly or indirectly, all of the issued and outstanding limited partnership interests (the “Interests”) of the Company; and

WHEREAS, each Seller wishes to sell its Interests to the Purchaser, and the Purchaser wishes to purchase such Interests from each such Seller, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional Bonus Program” means the 2010 Sale Bonus Program of the Company that will be adopted by the Company prior to Closing, with the amounts awarded thereunder to be communicated in writing to Purchaser at least two (2) Business Days prior to Closing.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Purchase Agreement among the parties hereto (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 12.07.

“Appreciation Rights Plan” means the 2006 Unit Appreciation Rights Plan of the Company.

“Bonus Amounts” means the aggregate bonus amounts that may become earned, vested and payable under all of the Bonus Plans as a result of the consummation of the transactions contemplated by this Agreement.

“Bonus Plan” means, as applicable, the Additional Bonus Program, the Appreciation Rights Plan, the Cayman Bonus Plan, the Kutscher Bonus Plan, the Recapitalization Bonus Program, the Retention Bonus Program and the Transaction Bonus Program.

“Bonus Plan Participant” means a participant in any one or more of the Bonus Plans.

“Business” means the online business services being performed by the Register Entities, including domain name registration and the provision of business e-mail, website creation, hosting, security (SSL), and online marketing (SEO/SEM) tools.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Canadian Government Loan” means the principal amount of the Indebtedness of Register.com, Inc. under the Promissory Note, dated as of June 9, 2008, issued in favor of Her Majesty the Queen in Right of the Province of Nova Scotia pursuant to the Letter of Offer, dated March 27, 2008, from Nova Scotia Economic Development to Register.com, Inc., a copy of which has been made available to the Purchaser.

“Canadian Plan” means the Group Retirement Savings Plan for Rcom Canada Corporation.

“Cash” means all cash and cash equivalents of the Register Entities, excluding restricted cash, in each case determined on the basis set forth in Exhibit 1.01(a).

“Cayman Bonus Plan” means the Bonus Plan for Unvested Awards of the Company.

“Closing Deferred Revenue” means an amount equal to current and non-current deferred revenue, but excluding any such deferred revenue related to .co domains, in each case determined in a manner consistent with the preparation of the Financial Statements, as set forth in Exhibit 1.01(b).

“Closing Net Debt” means an amount equal to the difference between (a) the Company Indebtedness and (b) Cash, in each case determined as of the open of business on the Closing Date (and, for the avoidance of doubt, prior to the payment of any Debt Payoff Amount pursuant to Section 2.04).

“Closing Net Deferred Revenue” means an amount equal to the difference between (a) the Closing Deferred Revenue and (b) the Closing Prepaid Registry Fees, in each case determined as of the open of business on the Closing Date.

“Closing Prepaid Registry Fees” means an amount equal to current and non-current prepaid registry fees, but excluding any such prepaid registry fees related to .co domains, in each case determined in a manner consistent with the preparation of the Financial Statements, as set forth in Exhibit 1.01(b).

“Closing Working Capital” means an amount equal to the difference between the total consolidated Current Assets minus the total consolidated Current Liabilities determined as of the open of business on the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Affiliate” means any other person or entity under “common control” with one or more of the Register Entities, within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Indebtedness” means the principal amount of the Indebtedness of the Register Entities set forth in Section 1.01(a) of the Disclosure Schedule as of the Closing Date, which, for the avoidance of doubt, shall not include the Canadian Government Loan.

“Company’s Knowledge” or similar terms used in this Agreement means the knowledge of the Persons listed in Exhibit 1.01(c) as of the date of this Agreement (or, with respect to any certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Company Pension Plan” shall mean each Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Company Predecessor Entity” means any company or entity to which the Company is a successor.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative, executor, general partner or managing member, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative, executor, general partner or managing member, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar tax, fee or charge imposed by any Governmental Authority upon the sale, transfer or assignment, direct or indirect, of real, personal, tangible or intangible property or any interest therein, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof.

“Current Assets” means all accounts receivable, Tax refunds, credits and receivables, other current assets and inventory of the Register Entities, but excluding Cash other than restricted cash and the current portion of the Estimated Closing Prepaid Registry Fees, in each case determined in a manner consistent with the preparation of the Financial Statements, as set forth in Exhibit 1.01(d).

“Current Liabilities” means accounts payable, accrued compensation (including accrued vacation compensation and matching corrective contributions to the Company 401(k) Plan and the Canadian Plan) and accrued expenses of the Register Entities (including, without limitation, current Tax liabilities, but excluding any Tax liabilities in connection with all transaction-related compensation, regardless of whether such compensation is directly paid by Purchaser or the Company and regardless of whether such compensation takes the form of option grants, the exercise of options, equity or cash), but excluding the current portion of the Estimated Closing Net Deferred Revenue, the Company Indebtedness, deferred Taxes and the current portion of the Canadian Government Loan, in each case determined in a manner consistent with the preparation of the Financial Statements, as set forth in Exhibit 1.01(d).

“Deductible” means an amount equal to $750,000.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, charge, lien, license, encumbrance, encroachment, option, restrictive covenant, condition or restriction, including any restriction on the use, voting, transfer, receipt of income or other attributes of ownership, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account established, designated and maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the escrow agreement to be entered into on the Closing Date by and among the Seller Representative, the Purchaser and the Escrow Agent, substantially in the form attached hereto at Exhibit 1.01(e).

“Escrow Amount” means an amount equal to $10,000,000, which amount, for the avoidance of doubt, includes the Specified Claim Escrow Amount.

“EU” means the European Union.

“Final Closing Statement” means the statement of Closing Net Debt, Closing Net Deferred Revenue and Closing Working Capital determined pursuant to the procedures set forth in Section 2.09(e).

“Foreign Plan” means any material compensatory plan, program, policy, practice, agreement or other compensatory arrangement mandated by a government other than the United States, any Plan maintained or contributed to by the Register Entities or any Company Affiliate that is not subject to United States law, and any Plan that covers or, in the past six years, has covered, Register Employees whose services are performed primarily outside of the United States.

“Fraud” means intentional fraud committed with actual knowledge by any Seller or any of the Sellers’ or the Company’s respective officers, directors, employees, agents or representatives.

“Funded Indebtedness” means the sum of all amounts owing by any Register Entity (including principal, interest, prepayment penalties or fees, premiums, breakage amounts, termination amounts, expense reimbursements, indemnities or other amounts payable in connection with prepayment) as of immediately prior to the Closing, which would be required to be repaid in full in order to terminate all obligations under any Company Indebtedness outstanding immediately prior to the Closing, or to obtain the full release of any Encumbrances in favor of any Person securing any such Company Indebtedness.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant under any applicable Environmental Law, in each case at a location and in a concentration such that an affirmative management obligation is created.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication:  (a) the principal of and any premium in respect of indebtedness for borrowed money, including any accrued interest and any cost or penalty associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing (but excluding the endorsement of checks or other negotiable instruments for deposit or collection), (b) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (c) overdrafts, and (d) any accrued and unpaid purchase price obligations related to acquisitions of property or services (other than trade liabilities incurred in the ordinary course of business).

“Indemnifying Party” means the Sellers pursuant to Section 10.02.

“Independent Accountant” means Deloitte & Touche LLP.

“Initial Closing Statement” means a statement setting forth the Purchaser’s determination of the Closing Net Debt and the Closing Working Capital, prepared using the accounting policies, principles and methodologies set forth in Exhibit 1.01(a) and Exhibit 1.01(d), respectively.

“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, to the extent that the domain names incorporate trademarks, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“Kutscher Bonus Plan” means the bonus, and any tax gross up payment due thereon, due and payable to Lawrence M. Kutscher under Section 6 of his Amended and Restated Employment Agreement with Register.com, Inc. dated January 1, 2008, as amended December 23, 2008 and April 30, 2009.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking (excluding liabilities with respect to Taxes).

“Licensed Intellectual Property” means Intellectual Property licensed to the Company or any Subsidiary pursuant to the Register IP Agreements.

“Material Adverse Effect” means any event, circumstance, change in or effect on the Register Entities that is materially adverse to the results of operations or the financial condition of the Register Entities, taken as a whole, or that prevents the Company from consummating the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”:  (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Register Entities operate (including legal and regulatory changes), except to the extent that any such event, circumstance, change or effect adversely affects the Register Entities in a manner that is materially disproportionate to its effect on other companies operating in the same industries or segments as the Register Entities, (b) general business, economic or political conditions (or changes therein) or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, or any action taken pursuant to or in furtherance of, this Agreement or at the request of the Purchaser, including (i) any actions of competitors, (ii) any actions taken by or losses of employees, customers, suppliers, landlords or distributors, (iii) any delays or cancellations of orders for products or services, or (iv) any actions taken in connection with obtaining regulatory consents or approvals, (d) any event, circumstance, change or effect caused by acts of terrorism, sabotage or war (whether or not declared), military actions or the escalation thereof or other force majeure events occurring after the date of this Agreement, and (e) changes or modifications in GAAP or applicable Law or interpretations thereof.

“Non-Participating Bonus Amount” means, with respect to each Bonus Plan Participant, the aggregate amount that becomes earned and payable at Closing, in accordance with each applicable Bonus Plan’s terms and the terms of this Agreement, to such Bonus Plan Participant.  For the avoidance of doubt, the Non-Participating Bonus Amount does not include any part of the Participating Bonus Amount.  The Company will provide to the Purchaser a document setting forth the Non-Participating Bonus Amounts not later than two (2) Business Days prior to Closing.

“Note” means the promissory note to be entered into on the Closing Date by and between the Seller Representative and the Purchaser, substantially in the form attached hereto at Exhibit 1.01(f).

“Objection Deadline Date” means the date 30 days after delivery by the Purchaser to the Seller Representative of the Initial Closing Statement pursuant to Section 2.09(a).

“Other Sellers” means the limited partners of the Company, set forth on Section 1.01(g) of the Disclosure Schedule.

“Participating Bonus Amount” means, with respect to each Participating Bonus Plan Participant, an amount equal to the Escrow Amount as defined under such Person’s award agreement under the Additional Bonus Program.  The Company will provide to the Purchaser a document setting forth the Participating Bonus Amounts not later than two (2) Business Days prior to Closing.

“Participating Bonus Plan Participants” means the individuals set forth on Section 1.01(b) of the Disclosure Schedule.

“Partnership Agreement” means the Second Amended and Restated Exempted Limited Partnership Agreement, dated as of March __, 2008, of the Company, as amended by Amendment Number 1, dated as of April 30, 2009.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which none of the Register Entities is otherwise subject to civil or criminal liability due to its existence:  (a) liens for Taxes not yet due and payable or which may be paid without penalties or which are being contested in good faith through proper proceedings, (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations as to which there is no default on the part of any Seller or any of the Register Entities or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and (d) minor survey exceptions, customary utility easements benefiting the real property encumbered thereby and other minor customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use or occupancy of such property for its current and anticipated purposes.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange.

“Post Closing Reporting Tail Coverage Amount” means an amount equal to fifty percent (50%) of any portion of the cost of the Reporting Tail Coverage to be paid by the Purchaser after the Closing.

“Prepaid Reporting Tail Coverage Amount” means an amount equal to fifty percent (50%) of any portion of the cost of the Reporting Tail Coverage paid by the Company prior to the Closing.

“Pro Rata Escrow Amount” means, (a) with respect to each Seller that is not a Participating Bonus Plan Participant, such Seller’s Purchase Price Allocation multiplied by an amount equal to (i) the Escrow Amount minus (ii) the aggregate amount of the Participating Bonus Amounts and (b), with respect to each Seller that is a Participating Bonus Plan Participant, such Person’s Participating Bonus Amount.

“Purchaser’s Knowledge” means the actual (but not constructive or imputed) knowledge of David L. Brown and Kevin M. Carney.

“Purchaser Material Adverse Effect” means any event, circumstance, change in or effect on the Purchaser that prevents the Purchaser from consummating the transactions contemplated by this Agreement.

“Recapitalization Bonus Plan” means the Recapitalization Bonus Plan of the Company.

“Reference Balance Sheet Date” means December 31, 2009.

“Reference Net Debt Amount” means $0 (Zero Dollars).

“Reference Net Deferred Revenue Amount” means $61,220,000 (Sixty-One Million Two Hundred Twenty Thousand Dollars).

“Reference Working Capital Maximum” means $480,000 (Four Hundred Eighty Thousand Dollars).

“Reference Working Capital Minimum” means $0 (Zero Dollars).

“Register Employees” means each current or former employee, officer, director, general partner and member of any executive committee of any Register Entity.

“Register Entities” means the Company and the Subsidiaries.

“Register GP” means Register.com GP (Cayman) Ltd., an exempted company incorporated under the laws of the Cayman Islands.

“Register IP Agreements” means all licenses of Intellectual Property (a) from any Register Entity to any third party, excluding licenses to customers and end users granted in the ordinary course of business, and (b) to any Register Entity from any third party, excluding Shrink-Wrap Agreements.

“Register Intellectual Property” means all Intellectual Property owned by the Register Entities that is material to the operation of the Register Entities as currently conducted.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon any soil, sediment, subsurface strata, surface water or groundwater.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial or corrective actions with respect to, Hazardous Materials in the environment.

“Retention Bonus Program” means the retention bonus portion of the Register.com June 2009 Retention and Transaction Bonus Program and any similar retention bonus plan or program, whether granted under an umbrella bonus plan or pursuant to individual letter agreements, and in all cases as listed on Section 3.12(a) of the Disclosure Schedule as a Plan.  The Company will provide to the Purchaser a document setting forth the amounts potentially due under the Retention Bonus Program not later than two (2) Business Days prior to Closing.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means (a) Register GP and each Other Seller and (b) solely for purposes of Articles X and XII, the Participating Bonus Plan Participants.

“Shrink-Wrap Agreements” means “shrink-wrap” and “click-wrap” licenses and licenses concerning generally commercially available software.

“Specified Claim Escrow Amount” means an amount equal to $1,000,000 (One Million Dollars).

“Specified Claims” means claims for indemnification related to the matters set forth on Exhibit 10.02(c).

“Specified Indebtedness” means, collectively, (a) the Canadian Government Loan, (b) the Security Agreement, dated as of June 9, 2008, between Her Majesty the Queen in Right of the Province of Nova Scotia and Register.com, Inc., (c) two Letters of Credit from JP Morgan Chase in the amounts of $1,000,000 and $333,036 for PennBus Realties, Inc. (T-398970, issued March 23, 1999, as amended) and Verisign, Inc. (T-290023, issued June 23, 1999, as amended) and (d) three Letters of Credit (NZS646424, issued August 28, 2009; NZS646426, issued August 28, 2009 and NZS650698, issued November 23, 2009) from Wells Fargo Bank, N.A. for a total of $110,000 for qualification for Outbound Telemarketing requirements in the following states: Utah, Arkansas and Oklahoma.

“Subsidiaries” means the entities owned or controlled by the Company and identified in Section 1.01(c) of the Disclosure Schedule.

“Tax” or “Taxes” means (a) all taxes of any kind whatsoever, including without limitation all income, capital gain, gross receipts, value added, windfall profits, severance, property, production, ad valorem, sales, use, transfer, conveyance, stamp, recording, license, excise, net worth, franchise, capital, employment, withholding, social security contributions, Medicare taxes and other taxes, duties and similar imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Governmental Authority; (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Transaction Bonus Program” means the transaction bonus portion of the Register.com June 2009 Retention and Transaction Bonus Program, 2010 Transaction Bonuses, and any similar transaction bonus plan or program whether granted under an umbrella bonus plan or pursuant to individual letter agreements, and in all cases as listed on Section 3.12(a) of the Disclosure Schedule as a Plan.  The Company will provide to the Purchaser a document setting forth the amounts potentially due under the Transaction Bonus Program not later than two (2) Business Days prior to Closing.

“Transaction Documents” means the Escrow Agreement and the Note.

“Unresolved Objections” means the objections set forth on the Seller Representative’s Notice of Disagreement delivered to the Purchaser pursuant to Section 2.09(c) that remain unresolved pursuant to Section 2.09(d)(iii).

“VAT” means any value-added Tax or similar Taxes.

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“280G Approval”	6.04(d)
“280G Matters”	6.04(d)
“Alternative Financing”	6.10(b)
“Alternative Financing Agreements”	6.10(b)
“Alternative Financing Commitment Letter”	6.10(b)
“Amendment”	12.14
“Balance Sheets”	3.05(a)
“Closing”	2.03
“Closing Date”	2.03
“Commitment Letter”	5.05(b)
“Company”	Preamble
“Company 401(k) Plan”	7.02
“Company Participants”	7.01
“Confidentiality Agreement”	6.03(a)
“Continuing Employees”	7.01
“Covered Persons”	6.09(a)
“Debt Payoff Amount”	2.04(b)(i)
“Debt Payoff Recipient”	2.04(b)(i)
“Deficiency”	2.09(e)(i)
“Estimated Closing Net Debt”	2.08
“Estimated Closing Net Deferred Revenue”	2.08
“Estimated Closing Statement”	2.08
“Estimated Closing Working Capital”	2.08
“Excess”	2.09(e)(ii)
“Financial Statements”	3.05(a)
“Financing”	5.05(b)

Definition	Location

“Financing Agreements”	6.10(a)
“Indemnified Party”	10.02
“Interests”	Recitals
“Leased Real Property”	3.11(b)
“Lenders”	5.05(b)
“Loss”	10.02
“Marketing Period”	9.02(a)
“Marketing Period Termination Date”	9.02(a)
“Material Contracts”	3.14(a)
“Maximum Annual Premium”	6.09(b)
“Notice of Acceptance”	2.09(c)
“Notice of Disagreement”	2.09(c)
“Notified Transaction Expenses”	2.04(a)(iii)
“Owned Real Property”	3.11(a)
“Plans”	3.12(a)
“Preclosing Tax Period”	8.04(a)
“Purchase Price”	2.02(A)
“Purchase Price Allocation”	2.04(a)(ii)
“Purchaser”	Preamble
“Purchaser GP”	2.06(e)
“Purchaser Plans”	7.01
“Register Website”	3.10(f)
“Reporting Tail Coverage”	6.09(b)
“Section 280G Payments”	6.04(d)
“Seller Representative”	10.07(a)
“Shearman”	12.13
“Subsidiary Interests”	3.02(b)
“Substitute Financing”	6.10(c)
“Substitute Financing Agreements”	6.10(c)
“Substitute Financing Commitment Letter”	6.10(c)
“Taxing Authority”	2.04(a)
“Termination Date”	11.01(a)
“Third Party Claim”	10.04(b)
“Transaction Expenses”	12.01

SECTION 1.03.  Interpretation and Rules of Construction.  (a)  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)          when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(ii)         the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)         all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)        the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)       no rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by competent counsel and embodies the justifiable expectations of sophisticated parties derived from arms’ length negotiations;

(viii)      references to a Person are also to its successors and permitted assigns;

(ix)         the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(x)          references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b)         Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule as though fully set forth in such other section to the extent the relevance of such information to such other Section is reasonably apparent.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell to the Purchaser, and the Purchaser shall purchase from each such Seller, all of such Seller’s Interests.

SECTION 2.02.  Purchase Price; Allocation of Purchase Price.  Subject to adjustment pursuant to Section 2.09, the aggregate purchase price for the Interests shall be comprised of (A) a cash amount equal to (a) $130,000,000, (b) (i) plus, if the Estimated Closing Net Debt is less than the Reference Net Debt Amount, the amount by which the Reference Net Debt Amount exceeds the Estimated Closing Net Debt or (ii) minus, if the Estimated Closing Net Debt is greater than the Reference Net Debt Amount, the amount by which the Estimated Closing Net Debt exceeds the Reference Net Debt Amount, (c) (i) plus, if the Estimated Closing Working Capital is greater than the Reference Working Capital Maximum, the amount by which the Estimated Closing Working Capital exceeds the Reference Working Capital Maximum or (ii) minus, if the Estimated Closing Working Capital is less than the Reference Working Capital Minimum, the amount by which the Reference Working Capital Minimum exceeds the Estimated Closing Working Capital, (d) minus, if the Estimated Closing Net Deferred Revenue is greater than the Reference Net Deferred Revenue Amount, the amount by which the Estimated Closing Net Deferred Revenue exceeds the Reference Net Deferred Revenue Amount, (e) minus the Notified Transaction Expenses, (f) minus the Bonus Amounts, (g) minus the net present value of any corporate tax deduction (determined using a 42% corporate tax rate) reasonably estimated by the Purchaser to be foregone as the result of any payment of compensation (by either the Purchaser or the Register Entities) that the Purchaser has reasonably characterized as an “excess parachute payment” within the meaning of Section 280G of the Code; and (h) plus the Prepaid Reporting Tail Coverage Amount and/or minus the Post Closing Reporting Tail Coverage Amount, as applicable (the sum or difference, as applicable, of clauses (a), (b), (c), (d), (e), (f), (g) and (h) of this Section 2.02(A) being the “Purchase Price”) and (B) the Note.  The manner in which the Purchase Price is to be allocated among the Sellers is set forth on Section 2.02 of the Disclosure Schedule.

SECTION 2.03.  Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the later of (a) the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article IX (other than conditions that by their nature are to be satisfied at Closing, and subject to the satisfaction or waiver of such conditions) and (b) the earlier to occur of (i) the date on which the Purchaser receives the proceeds pursuant to the Financing Agreements, the Alternative Financing Agreements or the Substitute Financing Agreements (as applicable) and (ii) the date that is eighty-nine (89) days after the date of this Agreement, or at such other place or at such other time or on such other date as the Company and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.04.  Payments at Closing.

(a)          Payments by the Purchaser.  At the Closing, the Purchaser shall pay the following amounts, with each payment to be made by wire transfer of immediately available funds unless otherwise designated in writing by the payee thereof:

(i)           to the Escrow Agent, an amount equal to the Escrow Amount;

(ii)         to each Seller, to an account designated in writing by such Seller or by the Seller Representative at least two (2) Business Days prior to the Closing, an amount equal to (A) such Seller’s percentage of the Purchase Price determined in accordance with the allocation set forth on Section 2.02 of the Disclosure Schedule (the “Purchase Price Allocation”) minus (B) the amount of such Person’s Pro Rata Escrow Amount; and

(iii)        to the Company, (A) the Debt Payoff Amount, (B) the Transaction Expenses of the Company for which written notices of amounts thereof were received at least one (1) Business Day prior to the Closing (“Notified Transaction Expenses”), and (C) the Non-Participating Bonus Amounts.  Notwithstanding the foregoing, the Purchaser may advise the Company that it wishes to use all or a portion of any Cash of the Company or any Subsidiary on hand immediately prior to the Closing towards payment of any of the items set forth in this 2.04(a)(iii), in which event the aggregate amount that the Purchaser shall be obligated to pay pursuant to this Section 2.04(a)(iii) shall be correspondingly reduced but (y) such reduction shall not affect any required payments by the Company or any Subsidiary pursuant to Section 2.04(b) and (z) the respective dollar amounts set forth in this Section 2.04(a)(iii) shall not be reduced for purposes of any other calculation required by this Agreement, including the calculation of the Purchase Price.

In the event the Purchaser believes that any withholding for Taxes may be required with respect to amounts payable to the Sellers, the Purchaser shall notify the Sellers at least thirty (30) days prior to the Closing Date (accompanied by a reasonable explanation), in which case the Sellers shall be afforded a reasonable opportunity to establish and claim prior to the Closing Date any available exemptions permitted by applicable Law, and the Purchaser shall use commercially reasonable efforts to cooperate with such efforts to the extent necessary to establish or claim such exemption.  In the event an exemption with respect to any such withholding Tax cannot be established to the Purchaser’s reasonable good faith satisfaction at least seven (7) days prior to the Closing Date, the Purchaser shall be entitled to withhold such tax.  Notwithstanding the foregoing, except as otherwise set forth in Section 2.04(b), the Purchaser shall be entitled to withhold from the consideration otherwise payable by the Purchaser to any Person other than the Sellers, such amounts as it is required to deduct and withhold under the Code, or any provision of applicable Tax Law.  To the extent that any amounts remain that are required to be withheld and deducted for Taxes, the Purchaser shall promptly remit the amounts withheld to the applicable Tax taxing authority or agency (“Taxing Authority”), and such amounts shall be treated for all purposes of this Agreement as having been paid to the payee in respect of which such deduction or withholding was made by the Purchaser.

(b)         Payments by the Company.  On the Closing Date, upon its receipt of the payment pursuant to Section 2.04(a)(iii) above, or, in the case of Section 2.04(b)(iii) below, on the next payroll date following the Closing Date in accordance with the applicable payroll period, the Company shall pay, and the Purchaser shall cause the Company to pay, the following amounts, with each payment to be made by wire transfer of immediately available funds unless otherwise designated in writing by the payee thereof:

(i)          to each Person to whom the Funded Indebtedness (other than the Specified Indebtedness) is owed (each, a “Debt Payoff Recipient”), to an account designated in writing by such Debt Payoff Recipient at least two Business Days prior to the Closing, an amount equal to the Funded Indebtedness (other than the Specified Indebtedness) owing to such Debt Payoff Recipient (the aggregate of such amounts, the “Debt Payoff Amount”);

(ii)         to the account of each Person to whom Notified Transaction Expenses are owed, an amount equal to the Notified Transaction Expenses owing to such Person; and

(iii)        to the account of each Bonus Plan Participant, an amount equal to the Non-Participating Bonus Amounts owing to such Person.

The Purchaser and the Sellers agree that, subject to the continued employment of a given Bonus Plan Participant with a Register Entity until immediately prior to the Closing, and notwithstanding any terms of the applicable Bonus Plan to the contrary, at the Closing, such Bonus Plan Participant shall become fully vested in his or her Non-Participating Bonus Amounts under the applicable Bonus Plan, and such vested amounts shall be paid pursuant to this Section 2.04(b).  The Company shall withhold from the consideration otherwise payable to a Bonus Plan Participant under all of the Bonus Plans pursuant to this Section 2.04(b), as well as from any Participating Bonus Amounts that become due and payable to a Bonus Plan Participant, and any additional compensation otherwise payable by the Company pursuant to employees and other persons pursuant to this Agreement, such amounts as it is required to deduct and withhold under the Code, or any provision of applicable Tax Law, including any payroll deductions, except to the extent such amounts have already been withheld pursuant to Section 2.04(a).  At least ten (10) days prior to making any payment described in the preceding sentence, the Company shall provide the Purchaser with a description of such payment and a calculation of the proposed withholding (or an explanation for why withholding is not required).  In the event the Purchaser reasonably determines that additional withholding is required with respect to any such payment, the Company shall timely withhold the additional amounts directed by the Purchaser.  To the extent that any such amounts are so withheld, the Company shall promptly remit the amounts withheld to the applicable Taxing Authority.  Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the payee in respect of which such deduction or withholding was made by the Company.

SECTION 2.05.  Closing Deliveries by the Seller Representative.  At the Closing, the Seller Representative shall deliver or cause to be delivered to the Purchaser:

(a)         the Escrow Agreement, executed by the Escrow Agent and the Seller Representative;

(b)         an assignment and assumption deed, substantially in the form attached hereto as Exhibit 2.05(b), executed by each Other Seller and Register GP (in its capacity as a Seller and in its capacity as the general partner of the Company);

(c)         a receipt from each Seller acknowledging receipt of the amount paid to such Seller pursuant to Section 2.04(a)(ii);

(d)         a receipt from the Escrow Agent acknowledging receipt of the Escrow Amount;

(e)         the certificate referenced in Section 9.02(b)(i)(C) or 9.02(b)(ii)(C), as applicable based on the date the Closing occurs;

(f)          a certificate satisfying the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i) that (x) the Interests do not constitute “United States real property interests” within the meaning of Section 897 of the Code, and (y) fifty percent (50%) or more of the value of the gross assets of the Company do not consist of United States real property interests, and that ninety percent (90%) or more of the value of the gross assets of the Company do not consist of United States real property interests plus cash or cash equivalents;

(g)         documentation reasonably satisfactory to Register GP and the Purchaser evidencing the admission of the Purchaser GP as the general partner of the Company upon the Closing, it being understood that such admission shall not be effective until the Purchaser GP has filed the statement described in Section 2.06(e) with the Cayman Register of Exempted Limited Partnerships;

(h)         documentation reasonably satisfactory to Register GP and the Purchaser in order to effect the transfer to the Purchaser GP of all of the assets of the Company held by Register GP in trust for and on behalf of the Company, free of any Encumbrances (other than any Permitted Encumbrances) upon the Closing, subject to any requirements of applicable Law;

(h)         documentation evidencing the retirement of Register GP as the general partner of the Company to be effective on the Closing Date (but not prior to the Closing); provided that the Purchaser GP shall have filed the statement described in Section 2.06(e) on such date; and

(i)          the Amendment, in a form reasonably satisfactory to Register GP and the Purchaser, to be effective upon the Closing.

SECTION 2.06.  Closing Deliveries by the Purchaser.  In addition to its obligations set forth in Section 2.04, at the Closing, the Purchaser shall deliver to the Seller Representative:

(a)     the Escrow Agreement, executed by the Purchaser;

(b)     the Note, executed by the Purchaser;

(c)     a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby;

(d)     the certificate referenced in Section 9.01(a)(iii);

(e)      a statement, executed by the Person acceding to the Partnership Agreement as the general partner of the Company (the “Purchaser GP”), including details of such Person’s registered office in the Cayman Islands and such other information as is required to be disclosed therein by applicable Law, to be filed under Section 10 of the Exempted Limited Partnership Law with the Cayman Register of Exempted Limited Partnerships on the Closing Date; and

(f)        an assignment and assumption deed, substantially in the form attached hereto as Exhibit 2.05(b), executed by the Purchaser and the Purchaser GP; and

(g)       such other documentation as may be necessary or required pursuant to Section 11.8 of the Partnership Agreement in order to admit the Purchaser GP as the general partner of the Company on the Closing Date, and evidencing the Purchaser GP’s assumption of all obligations under the Partnership Agreement (i) of Register GP and (ii) as the general partner of the Company, and in accordance with applicable Law as of such date.

SECTION 2.07.  Closing Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

(a)     a legal opinion of Cayman counsel to the Register Entities in a form to be mutually agreed by the Company and the Purchaser, dated as of the Closing Date;

(b)     all stock certificates or other evidences of ownership by the Company of all Register Entities other than the Company; and

(c)     the certificate referenced in Section 9.02(a)(i)(C) or 9.02(a)(ii)(C), as applicable based on the date the Closing occurs.

SECTION 2.08.  Calculation of the Purchase Price.  Not less than three (3) Business Days prior to the Closing Date, the Seller Representative shall deliver to the Purchaser a statement setting forth the Seller Representative’s good faith estimate of each of the Closing Net Debt (the “Estimated Closing Net Debt”), the Closing Net Deferred Revenue (the “Estimated Closing Net Deferred Revenue”) and the Closing Working Capital (the “Estimated Closing Working Capital”), in each case prepared using the accounting policies, principles and methodologies set forth in Exhibit 1.01(a), Exhibit 1.01(b) and Exhibit 1.01(d), respectively (such statement, the “Estimated Closing Statement”).  The Estimated Closing Statement shall contain only the line items set forth in Exhibit 1.01(a), Exhibit 1.01(b) and Exhibit 1.01(d).  The Purchaser shall have an opportunity to review the Estimated Closing Statement, and the Seller Representative shall cooperate with the Purchaser in good faith to agree upon the Estimated Closing Statement in the event the Purchaser disputes any item set forth therein; provided that in the event any such dispute is not resolved prior to the Closing, the Estimated Closing Statement shall be definitive in respect of any such disputed items for purposes of calculating the Purchase Price.

SECTION 2.09.  Adjustment of the Purchase Price.  The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.09.

(a)         Within ninety (90) days after the Closing Date, the Purchaser shall deliver to the Seller Representative the Initial Closing Statement.  The Initial Closing Statement shall contain only the line items set forth on Exhibit 1.01(a), Exhibit 1.01(b) and Exhibit 1.01(d) and shall not include any amounts relating to matters with respect to which any of the Sellers or their respective Affiliates or the Seller Representative, as applicable, has an obligation to indemnify or make other payment to the Purchaser or its Affiliates or designees.

(b)         At all reasonable times during the thirty (30) days immediately following the Seller Representative’s receipt of the Initial Closing Statement, the Seller Representative and its representatives shall be permitted to review the books and records of the Purchaser and the Register Entities relating to the Initial Closing Statement and such other information as may be reasonably requested by the Seller Representative, and the Purchaser and the Register Entities shall make reasonably available to the Seller Representative and its representatives the individuals employed by, and other representatives of, the Purchaser and the Register Entities responsible for the preparation of the Initial Closing Statement in order to respond to the Seller Representative’s inquiries related thereto.

(c)         The Seller Representative shall deliver to the Purchaser by the Objection Deadline Date either a notice indicating that the Sellers accept the Initial Closing Statement (“Notice of Acceptance”) or a detailed statement describing any objections to the Initial Closing Statement (“Notice of Disagreement”).  If the Seller Representative delivers to the Purchaser a Notice of Acceptance, or the Seller Representative does not deliver a Notice of Disagreement by the Objection Deadline Date, then, effective as of either the date of delivery of such Notice of Acceptance or as of the end of the Objection Deadline Date, the Initial Closing Statement shall be deemed to be the Final Closing Statement.  If the Seller Representative timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters included in the Initial Closing Statement shall be final and binding upon the Purchaser and the Sellers.

(d)         The objections set forth on the Notice of Disagreement shall be resolved as follows:

(i)           The Seller Representative and the Purchaser shall first use reasonable efforts to resolve such objections.

(ii)         Any resolution by the Seller Representative and the Purchaser as to such objections shall be final and binding on the parties hereto.

(iii)        If the Seller Representative and the Purchaser do not reach a resolution of all objections set forth on the Seller Representative’s Notice of Disagreement within thirty (30) days after delivery of such Notice of Disagreement, the Seller Representative and the Purchaser shall, within thirty (30) days following the expiration of such thirty (30) day period, engage the Independent Accountant, pursuant to an engagement agreement executed by the Seller Representative, the Purchaser and the Independent Accountant, to resolve any Unresolved Objections.

(iv)        The Independent Accountant shall be instructed only to resolve the Unresolved Objections, and shall be instructed not to otherwise investigate such matters independently.  The Purchaser and the Seller Representative shall cause the Independent Accountant to make a final determination (which determination shall be binding on the parties hereto) of the Closing Net Debt, the Closing Net Deferred Revenue and the Closing Working Capital within 30 days from the date the Unresolved Objections were submitted to the Independent Accountant, and such final determination shall be deemed the Final Closing Statement.  During the 30-day review by the Independent Accountant, the Purchaser and the Seller Representative shall each make available to the Independent Accountant such individuals and such information, books and records as may be reasonably required by the Independent Accountant to make its final determination.

(v)         The resolution by the Independent Accountant of the Unresolved Objections shall be final, conclusive and binding upon each Seller and the Purchaser.  The parties hereto agree that the procedure set forth in this Section 2.09(d) for resolving disputes with respect to the Initial Closing Statement shall be the sole and exclusive method for resolving any such disputes.

(vi)        The fees and expenses of the Independent Accountant shall be allocated between the Seller Representative and the Purchaser in the same proportion that the aggregate amount of the Unresolved Objections that are unsuccessfully disputed by each such party (as finally determined by the Independent Accountant) bears to the total amount of the Unresolved Objections.

(e)         The Initial Closing Statement shall be deemed to be the Final Closing Statement for the purposes of this Section 2.09 upon the earliest of (x) the delivery by the Seller Representative of the Notice of Acceptance or the failure of the Seller Representative to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 2.09(c), (y) the resolution of all disputes by the Seller Representative and the Purchaser pursuant to Section 2.09(d)(ii) and (z) the resolution of all disputes pursuant to Section 2.09(d)(iv) by the Independent Accountant.  Within five (5) Business Days after the Final Closing Statement becomes or is deemed final and binding on the parties hereto, an adjustment to the Purchase Price and a payment by wire transfer in respect thereof described below shall be made as follows:

(i)           If the Estimated Closing Net Debt is less than the Closing Net Debt as shown on the Final Closing Statement and/or if the Closing Net Deferred Revenue as shown on the Final Closing Statement is greater than the Estimated Closing Net Deferred Revenue and/or if the Closing Working Capital as shown on the Final Closing Statement is less than the Estimated Closing Working Capital (any such difference or differences, as the case may be, the “Deficiency”), the Purchase Price shall be reduced by the amount equal to the Deficiency and each Seller shall pay to the Purchaser its portion of such amount, determined in accordance with the allocation set forth on Section 2.02 of the Disclosure Schedule, by wire transfer of immediately available funds.

(ii)         If the Estimated Closing Net Debt exceeds the Closing Net Debt as shown on the Final Closing Statement and/or if the Closing Working Capital as shown on the Final Closing Statement exceeds the Estimated Closing Working Capital (such difference or differences, as the case may be, the “Excess”), the Purchase Price shall be increased by the amount equal to the Excess and the Purchaser shall pay to each Seller its portion of such amount, determined in accordance with the allocation set forth on Section 2.02 of the Disclosure Schedule, by wire transfer of immediately available funds.

(f)          Any payment required to be made by any Seller or the Purchaser pursuant to this Section 2.09 shall bear interest from the Closing Date through the date of payment at the interest rate per annum equal to the prime rate as published in The Wall Street Journal on the Friday before the payment is to be made.

(g)         If the delivery deadline date for the Initial Closing Statement or the Objection Deadline Date is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.  For the avoidance of doubt, in the event the Purchaser fails to deliver the Initial Closing Statement within ninety (90) days after the Closing Date, the Estimated Closing Statement shall be deemed the Final Closing Statement and there shall be no adjustment to the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
RELATING TO THE REGISTER ENTITIES

Subject to such exceptions as are disclosed in writing in the Disclosure Schedule, the Company hereby represents and warrants to the Purchaser, as follows:

SECTION 3.01.  Organization, Authority and Qualification of the Company.

(a)           The Company is an exempted limited partnership duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.  The Company is duly licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(b)           The Company has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.02.  Subsidiaries; Capitalization.

(a)           Each Subsidiary is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization.  Each Subsidiary is duly licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(b)           Section 3.02(b) of the Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests (the “Subsidiary Interests”) and the current ownership of such Subsidiary Interests.  All of the Subsidiary Interests (i) are owned of record or beneficially, directly or indirectly, by the Company as set forth in Section 3.02(b) of the Disclosure Schedule and (ii) have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.  There are no options, warrants, convertible securities, pre-emptive rights, rights of first refusal or other similar rights, agreements, arrangements or commitments relating to the Subsidiary Interests or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other ownership interest in, any Register Entity.

(c)           Other than the Subsidiaries and Afilias Limited, there are no other corporations, partnerships, joint ventures, associations or other entities in which any Register Entity owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  For the avoidance of doubt, as of the Closing, no Register Entity shall own, of record or beneficially, any equity interest in Afilias Limited.  Other than the Subsidiaries, none of the Register Entities is a member of (nor is any part of the Business conducted through) any partnership nor is any Register Entity a participant in any joint venture or similar arrangement.

(d)           As of the Closing the outstanding equity of the Company will consist of the Interests, as set forth on Section 3.02(d) of the Disclosure Schedule, and the rights, privileges and obligations respect to such interests are set forth in the Partnership Agreement.

SECTION 3.03.  No Conflict.  Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.04, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Company does not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of any Register Entity, (b) conflict in any material respect with or violate in any material respect any material Law or material Governmental Order applicable to any Register Entity or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract.

SECTION 3.04.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by the Company does not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any Governmental Authority, other than (a) compliance with, and filings required under, the HSR Act and (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, except (i) where the failure to obtain any such consent, approval, authorization or action, or to make any such filing or notification, would not have a Material Adverse Effect or (ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.05.  Financial Information.  (a)  True and complete copies of each of (i) the audited consolidated balance sheets of the Subsidiaries as of the fiscal years ended December 31, 2009, 2008 and 2007 (collectively, the “Balance Sheets”), and the related audited consolidated statements of income, member’s deficit and comprehensive income/(loss), and cash flows of the Subsidiaries for the years ended as of those dates (the Balance Sheets, together with such other financial statements collectively, the “Financial Statements”) have been made available by the Company to the Purchaser and are set forth on Section 3.05(a) of the Disclosure Schedule.

(b)           The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Subsidiaries (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Subsidiaries, as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto).

(c)           The Company (on behalf of itself and the Subsidiaries) has at all times (i) made and kept accurate books and records in all material respects and (ii) maintained, enforced and complied with internal accounting controls that have at all times provided, in all material respects, reasonable assurance that (A) transactions are (and have been) executed in accordance with management’s authorization, (B) transactions are (and have been) recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is (and has been) permitted only in accordance with management’s authorization, (D) all material information related to such controls are (and has been) reported or otherwise made known to the applicable chief executive officer and chief financial officer, (E) all material information concerning the Register Entities is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the applicable Register Entity’s management, including its chief executive officer and chief financial officer, and (F) all material information required to be reported or reflected in the Subsidiaries’ financial statements is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the applicable Subsidiary’s management, including its chief financial officer and chief accounting officer, and made available to the Subsidiaries’ auditors.

SECTION 3.06.  Absence of Changes.  Since the Reference Balance Sheet Date to the date of this Agreement:

(a)         there has not occurred any Material Adverse Effect and no event has occurred or circumstance arisen that would reasonably be expected to have a Material Adverse Effect;

(b)         the Register Entities have conducted their businesses in the ordinary course of business consistent with past practice;

(c)         none of the Register Entities has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any equity interest;

(d)         none of the Register Entities has sold or issued any equity interests, notes, bonds or other securities of any Register Entity (or any option, warrant or other right to acquire the same) or repurchased, redeemed or otherwise reacquired any equity interest of any Register Entity;

(e)         none of the Register Entities has amended or waived any of its rights under, or permitted the acceleration of vesting under (other than such acceleration as may be effective upon the Closing), any provision of any of the Plans;

(f)          there has been no material amendment to the certificate of incorporation or bylaws (or similar organizational documents) of any of the Register Entities;

(g)         none of the Register Entities has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h)         none of the Register Entities has formed any subsidiary or acquired any equity interest or other interest in any other corporation, partnership or other business organization;

(i)           none of the Register Entities has made any capital expenditure which, together with all other capital expenditures made on behalf of the Register Entities between the Reference Balance Sheet Date and the date of this Agreement, exceeds $1,200,000 in the aggregate;

(j)           none of the Register Entities has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness other than write-offs of accounts receivable not individually in excess of $30,000 or in the aggregate in excess of $100,000 per month;

(k)         none of the Register Entities has permitted any of its material assets to become subject to any Encumbrance, other than any Permitted Encumbrance;

(l)          none of the Register Entities has (i) loaned money to any Person, or (ii) incurred or guaranteed any Indebtedness, except for the Company Indebtedness, in each case in excess of $10,000;

(m)        none of the Register Entities has (i) materially increased any salaries, wages, commissions, bonuses or other compensation or benefits payable by any Register Entity to any Register Employee at the level of manager or above, or (ii) adopted, established, entered into, amended, modified or terminated any bonus, deferred compensation, unit appreciation (or similar Interest-based award program), profit-sharing, incentive, retention or severance benefit plan, program, arrangement, contract or other agreement, or other plan, program, arrangement, contract or other agreement providing for employee benefits or remuneration of any kind, in each case, whether written, unwritten or otherwise, funded or unfunded, including each Plan, in each case other than in the ordinary course of business consistent with past practice of such Register Entity or the Business, or (iii) committed to (x) establishing or entering into any new plans, programs or arrangements that would be a Plan if in existence on the date hereof, other than the Additional Bonus Program, or (y) modifying any Plan (except to conform any such Plan to the requirements of any applicable Laws as previously disclosed to Purchaser in writing);

(n)         none of the Register Entities has changed any of its methods of accounting or accounting practices in any material respect, other than such changes as required by GAAP or a Governmental Authority;

(o)         none of the Register Entities has made any material Tax election;

(p)         none of the Register Entities has commenced or settled any Action, other than in connection with routine customer collections matters or other escalated disputes, in each case individually not in excess of $20,000 or in the aggregate not in excess of $100,000; and

(q)         none of the Register Entities has agreed to take any of the actions specified in Sections 3.06(c) – (p).

SECTION 3.07.  Absence of Undisclosed Material Liabilities.  Except as reflected or reserved against in the Financial Statements or disclosed in the notes thereto, as of the date of this Agreement, there are no Liabilities of, relating to or affecting any Register Entity or any of their respective assets and properties of a nature required to be reserved against or reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) set forth in the Disclosure Schedule, (b) incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date or in accordance with the provisions of this Agreement, or (c) which would not, individually or in the aggregate, be materially adverse to the Register Entities or the Business, taken as a whole.

SECTION 3.08.  Litigation.  As of the date of this Agreement, there is no Action by or against any Register Entity, pending or, to the Company’s Knowledge, threatened before any Governmental Authority that would be material to the Register Entities, taken as a whole or would affect the legality, validity or enforceability of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.09.  Compliance with Laws.  The Register Entities have each conducted their respective businesses in all material respects since January 1, 2010 and as of the date hereof conduct their respective businesses in all material respects in accordance with all material Laws and material Governmental Orders to which they are subject and no Register Entity is in violation in any material respect of any such Law or Governmental Order.

SECTION 3.10.  Intellectual Property.  (a)  To the Company’s Knowledge, the use of the Register Intellectual Property and the Licensed Intellectual Property by the Register Entities in the operation of the Business as currently conducted does not infringe or misappropriate any valid, enforceable and unexpired Intellectual Property of any other Person in any material respect and, as of the date of this Agreement, there is no Action initiated by any other Person pending or overtly threatened (other than as a result of any communication by any Person to any call center (or employee thereof) utilized by or otherwise acting on behalf of any Register Entity), against any Register Entity concerning the foregoing; provided, that for purposes of this clause (a), any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to a Register Entity shall be deemed to be “threatened” rather than “pending.”  To the Company’s Knowledge, no Person is engaging in any activity that infringes or misappropriates any Register Intellectual Property in any material respect.

(b)           To the Company’s Knowledge, the Register Entities have taken reasonable and customary steps to protect their rights in confidential information and trade secrets, and protect any confidential information provided to them by any other Person.  The Register Entities have and use reasonable efforts to enforce a policy requiring all employees, consultants and contractors of the Company to execute Intellectual Property assignment and confidentiality agreements for the benefit of the Company.  To the Company’s Knowledge, no employee of any of the Register Entities is (i) a party to any contract restricting such employee from performing his or her duties for any of the Register Entities or (ii) in breach of any contract with any former employer concerning Intellectual Property rights or confidentiality due to his or her activities as an employee of any of the Register Entities.

(c)           Section 3.10(c) of the Disclosure Schedule sets forth a true and complete list (including the owner, and, for any application or registration, the record owner, jurisdiction, registration and application numbers) of all (i) (A) patents and patent applications, (B) registered trademarks and trademark applications, and (C) registered copyrights and copyright applications included in the Register Intellectual Property and (ii) domain names used exclusively by any Register Entity in the conduct of the Business (but, for the avoidance of doubt, excluding any domain names which are owned for purposes of monetization or registered by any customers of the Business and used by such customers in the conduct of their respective business).  No current or former partner, officer, director or employee of the Company has any claim, right (whether or not currently exercisable) or interest to or in any Register Intellectual Property other than licenses to any such Register Intellectual Property purchased from the Company in the ordinary course of business.

(d)           A Register Entity is the exclusive owner of all right, title and interest in and to each item of Registered Register Intellectual Property that is listed in Section 3.10(c) of the Disclosure Schedule, free and clear of any Encumbrances other than Permitted Encumbrances, and, to the Company’s Knowledge, a Register Entity has a valid license to use the Licensed Intellectual Property in connection with the Business and is entitled to use all Licensed Intellectual Property in the continued operation of the Business without limitation, subject only to the terms of the Register IP Agreements.  The Register Intellectual Property and the Licensed Intellectual Property include all the Intellectual Property used in the ordinary day-to-day conduct of the Business as presently conducted, except for any Intellectual Property owned by any third party (i) that any Register Entity is licensed to use pursuant to Shrink-Wrap Agreements, or (ii) for which a license to use such Intellectual Property is not required under applicable Law.

(e)           To the Company’s Knowledge, (i) each item of the Registered Register Intellectual Property is valid and subsisting, and (ii) no interference, opposition, reissue, or reexamination is pending in which the scope, validity or enforceability of any Register Intellectual Property is being challenged.

(f)           The operation of each of www.register.com, www.namebargain.com, www.poweryourname.com and www.my-account-manager.com (each, a “Register Website,” and collectively, the “Register Websites”) used in connection with the Business by any Register Entity, and the content thereof and the data processed, collected, stored or disseminated in connection therewith, does not violate any applicable Law of the United States or, to the Company’s Knowledge, the applicable Laws of any other jurisdiction, including European Directive 95/46/EC, or any Person’s right of privacy or publicity.  Each of the Register Entities (i) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate the Register Websites, as applicable, and to use its data and (ii) is operating such web site and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses in all material respects.  Each of the Register Entities has posted a privacy policy governing its use of data and disclaimers of liability on the Register Websites, as applicable, and it has complied with such privacy policy in all material respects.  Each of the Register Entities has taken in all material respects all steps in accordance with standard industry practice to secure each Register Website and data, and any portion thereof, from unauthorized access or use by any Person, as applicable.

(g)           Since January 1, 2007, none of the Register Intellectual Property was developed by, or using grants or any subsidies from any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center was used in the development of the Register Intellectual Property.

(h)           To the Company’s Knowledge, since January 1, 2007, the Company is not subject to any agreement with any standards body or other similar entity that would obligate the Company to grant licenses or rights to or otherwise impair its control, enforcement or use of any Register Intellectual Property.

(i)           The computer software owned by the Company that is material to the Business does not contain any “worm,” “backdoor,” or other disabling device, code, or routine commonly known to exist as of the date of this Agreement to materially disrupt, disable or harm the operation or functionality of any software or hardware, except as disclosed in its documentation.

(j)           The representations and warranties contained in this Section 3.10 are the only representations and warranties being made by the Company in this Agreement with respect to any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of Intellectual Property.

SECTION 3.11.  Real Property.  (a)  Section 3.11(a) of the Disclosure Schedule lists each parcel of real property owned by the Register Entities (the “Owned Real Property”).  The Register Entities own all of the Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)           Section 3.11(b) of the Disclosure Schedule lists the street address of each parcel of real property leased by any Register Entity as of the date of this Agreement (the “Leased Real Property”).  Assuming good fee title vested in the applicable landlord, each Register Entity has a valid and binding leasehold interest in the Leased Real Property of which such Register Entity is the lessee, free and clear of all Encumbrances, except Permitted Encumbrances.  Except as would not reasonably be expected to have a Material Adverse Effect, none of the Register Entities is in breach or default under any lease agreement for any Leased Real Property.

SECTION 3.12.  Employee Benefit Matters.

(a)       Plans and Material Documents.  Section 3.12(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), all material bonus, stock option, stock purchase, restricted stock, unit appreciation (or similar Interest-based award program), employee loan, employee tax gross-up, incentive, retention, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements, to which any Register Entity is a party, or with respect to which any Register Entity or any Company Affiliate has any obligation or which are maintained, contributed to or sponsored by, or is required to be contributed to by, any Register Entity or any Company Affiliate for the benefit of any Register Employee other than a Foreign Plan (collectively, the “Plans”).

(b)       The Company has made available to the Purchaser a true and complete copy of each Plan and any other documents setting forth the terms of each Plan, including without limitation (i) all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules attached thereto), if any, required under ERISA or the Code or any other applicable Law in connection with each Plan, (iii) if the Plan is subject to the minimum funding standards of ERISA Section 302, the most recent annual and periodic accounting of Plan assets, (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Plan, (v) all material written service provider agreements relating to each Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all material correspondence, if any, to or from any governmental agency relating to any Plan; (vii) all insurance policies, if any, in the possession of the Register Entities or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Plan, (viii) the most recent discrimination tests, if any, required under the Code for each Plan intended to be qualified under Section 401(a) of the Code, and (ix) the most recent IRS determination or opinion letter issued with respect to each Plan intended to be qualified under Section 401(a) of the Code.

(c)        Each Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including without limitation the Code and ERISA.  Each of the Register Entities and each Company Affiliate has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of any material term of any Plan, and, to the Company’s Knowledge, there is no default or violation by any other party to, any material term of any Plan.  No Action is pending or, to the Company’s Knowledge, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course) and, to the Company’s Knowledge, no fact or event exists that could give rise to any such Action.  No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Plan.  There are no actions, suits or claims pending, or to the Company’s Knowledge threatened or reasonably anticipated (other than routine claims for benefits in the ordinary course), by any party against any Plan or against the assets of any Plan.  Neither the Company nor any Company Affiliate has incurred any penalty or tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  The Register Entities and all Company Affiliates have made all contributions and other payments required by and due under the terms of each Plan.

(d)        None of the Plans are, and during the previous six years, neither the Company, nor any Company Affiliate nor any Company Predecessor Entity has maintained, established, sponsored, participated in, or contributed to any (i) Company Pension Plan subject to Title IV of ERISA, or (ii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA, (iii) any Company Pension Plan in which stock, Interests or ownership units of the Company or any Company Affiliate is or were held as a plan asset, (iv) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code or (v) any “funded welfare plan” within the meaning of Section 419 of the Code or any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries.

(e)        Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter or opinion from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter or opinion from the Internal Revenue Service that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f)         Except as required by Law or as provided in an individual agreement listed in Section 3.12(f) of the Disclosure Schedule, no Plan provides (except at no cost to any Register Entity or any Company Affiliate) retiree or post-employment health, disability, life insurance or other welfare benefits to any Person.

(g)        Except as provided by applicable Law, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in connection with any other event) (i) entitle any Register Employee to any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting, or trigger any payment or funding of compensation or benefits under, or increase the amount payable or trigger any other obligation (including any forgiveness of indebtedness) pursuant to, any of the Plans, or (iii) limit or restrict the right of any Register Entity or, after the Closing, the Purchaser, to merge, amend or terminate any of the Plans.

(h)        Section 3.12(h) of the Disclosure Schedule lists all Foreign Plans.  With respect to any Foreign Plans, (i) all Foreign Plans that are required to be fully funded are fully funded, and with respect to all other Foreign Plans, adequate reserves therefore have been established on the accounting statements of the applicable Register Entity, and (ii) no material liability or obligation of the Company, any other Register Entity, or any Company Affiliate exists with respect to such Foreign Plans that has not been disclosed on Section 3.12(h) of the Disclosure Schedule.

(i)         To the Company’s Knowledge, neither the Company nor any Company Affiliate:  (i) has violated or otherwise failed to comply in any material respect, in respect of any Register Employee, with any Law respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Age Discrimination in Employment Act, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended and the provisions of any similar Law, (ii) has failed to withhold or report any material amounts required by applicable Law to be withheld or reported with respect to wages, salaries and other payments to Register Employees, (iii) is liable for any material arrears of wages or any taxes or any penalty for failure to comply with the Laws applicable to any of the foregoing, or (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Register Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending or, to the Company’s Knowledge, threatened claims or actions against any Register Entity under any worker’s compensation policy or long-term disability policy.

(j)         Except as prohibited by applicable Law, Section 3.12(j) of the Disclosure Schedule sets forth a complete and accurate list in all material respects of the following information with respect to each current employee of the Register Entities: (i) the name of such employee, (ii) the date as of which such employee was originally hired by the Company, (iii) the name of the Register Entity for which such employee works, (iv) such employee’s title, and (v) such employee’s base salary or hourly rate of pay, as applicable, target incentive bonus and commissions earned year-to-date as of the date of this Agreement.

(k)        No Register Entity is a party to or bound by, and no Register Entity has ever been a party to or bound by, any union contract, collective bargaining agreement or similar contract for employees located in the United States.  There is no current and, to the Company’s Knowledge, there is no currently threatened, slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Register Entities or any of the Register Employees.  There are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Register Employee, including charges of unfair labor practices or discrimination complaints.

(l)         At the Closing, no amounts will be, or will thereafter become, due or payable to any Person under either the Recapitalization Bonus Plan or the Appreciation Rights Plan.

(m)       Except to the extent provided by applicable Law, the employment of the current employees of the Register Entities is terminable by the Company at will (regardless of whether severance is payable as a result).  The Company has made available to the Purchaser accurate and complete copies of all current employee manuals and handbooks.

(n)        To the Company’s Knowledge, as of the date of this Agreement, no current Register Employee has (i) submitted a letter of resignation or (ii) otherwise given any member of Register.com, Inc.’s senior leadership team overt notice, or any overt communication, of his or her intention to terminate his or her service with the Register Entities prior to the Closing.

(o)        There are not, and at no time in the last five (5) years have there been, any independent contractors who have also provided services to the Register Entities as an employee and as an independent contractor in the same tax year.

SECTION 3.13.  Taxes.

(a)        All material Tax Returns required to have been filed by or with respect to the Register Entities have been properly prepared and duly and timely filed (taking into account any extension of time to file granted or obtained) and are true, complete and correct in all material respects.

(b)        All Taxes payable by or with respect to the Register Entities have been paid or will be timely paid.

(c)        No deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority in writing against any Register Entity that has not been satisfied by payment, settled or withdrawn.

(d)        There are no audits or investigations of any Tax Returns with respect to the Register Entities in progress, nor has any Register Entity received any written notice from any Governmental Authority that it intends to conduct any such audit or investigation.

(e)        None of the Register Entities has current liability for the Taxes of another Person (other than another Register Entity) under any written Tax sharing or indemnification agreement (excluding Tax obligations arising under commercial contracts entered into in the ordinary course).

(f)         There are no Tax liens on any assets of any Register Entity (other than Permitted Encumbrances).

(g)        No Register Entity has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (other than extensions of time to file Tax Returns obtained in the ordinary course).

(h)        Any Tax required to have been withheld or collected by the Register Entities has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority.

(i)         The unpaid Taxes of the Register Entities do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements, and will not exceed such reserve as adjusted for the passage of time through the Closing Date.

(j)         None of the Register Entities (i) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor or by contract.

(k)        None of the Register Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount (other than prepaid amounts accruing in the ordinary course of business).

(l)         No Register Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code  (i) in the two (2) years prior to the date of this Agreement or (ii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m)       No claim has ever been made in writing by an authority in a jurisdiction where a Register Entity does not file Tax Returns that such Register Entity is or may be subject to taxation by that jurisdiction.

(n)        Each of the Register Entities has disclosed on its federal income Tax Return all positions taken therein which could give rise to a substantial understatement of federal income Tax liability under Section 6662 of the Code.

(o)        None of the Plans provides for the payment of separation, severance, termination or similar benefits to any Person or obligates any Register Entity to pay any “excess parachute payment” within the meaning of such term under Section 280G of the Code as a result of the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event).

(p)        The consummation of the transactions contemplated herein will not result in the loss of any material tax holiday, tax exemption or similar Tax benefit currently enjoyed by any Register Entity.

(q)        Each Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code or Section 457A of the Code has been operated and documented, in all material respects, in good faith compliance with, or pursuant to an exemption from, Section 409A of the Code, Section 457A of the Code and the respective guidance and regulations thereunder.

(r)         None of the Register Entities has any current or future obligation to gross-up or otherwise indemnify or reimburse any Register Employee for any taxes incurred by such Person for compensation received or to be received by such Person either from any Register Entity or pursuant to this Agreement, including but not limited to taxes incurred pursuant to Sections 4999 or 409A of the Code.

(s)        The Company has delivered or made available to the Purchaser or its representatives accurate and complete copies of all material Tax Returns and all material audit reports and similar documents relating to such Tax Returns for taxable years ending after December 31, 2006.

SECTION 3.14.  Material Contracts.  (a)  Section 3.14(a) of the Disclosure Schedule lists each of the following written contracts and agreements to which any Register Entity is a party in effect as of the date of this Agreement (such contracts and agreements being “Material Contracts”):

(i)         any agreement for the purchase of products or for the receipt of services that involved consideration or payments by any Register Entity in excess of $150,000 in the aggregate during the year ended December 31, 2009;

(ii)        any agreement for the furnishing of products or services by any Register Entity to their customers, the performance of which will extend over a period of more than one year and which involved consideration or payments by such customers in excess of $150,000 in the aggregate during the year ended December 31, 2009;

(iii)       any agreement concerning the establishment or operation of a partnership, limited liability company or joint venture with any third party;

(iv)       any agreement under which any Register Entity created, incurred, assumed or guaranteed any Indebtedness in excess of $50,000 or under which there has been imposed a security interest on any of the assets, tangible or intangible, of any Register Entity;

(v)        any agreement, other than purchase orders entered into in the ordinary course of business, which involves any commitment to make any capital expenditures in excess of $125,000;

(vi)       any agreement entered into in the past three years for the disposition of any significant portion of the assets or business of any Register Entity (other than sales of products in the ordinary course of business) or any agreement entered into in the past three years for the acquisition of the assets or business of any other Person (other than purchases of products in the ordinary course of business), in each case involving consideration in excess of $100,000;

(vii)      any material agreement that limits or purports to limit the ability of any Register Entity to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)     the lease agreements pertaining to each parcel of Leased Real Property;

(ix)       any material Register IP Agreement; and

(x)        any employment agreement, severance agreement and other compensation or bonus arrangement that provides for annual compensation or severance benefits in excess of $250,000 (other than those set forth on Section 3.12(a) of the Disclosure Schedule); and

(xi)       all material contracts and agreements between or among any Register Entity, on the one hand, and any Affiliate of any Seller (other than any Register Entity), on the other hand.

(b)           Each Material Contract (i) as of the date of this Agreement, is valid and binding on the applicable Register Entity, and, to the Company’s Knowledge, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.03(c) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence, subject to the exercise by any counterparty thereto of any right to terminate any such Material Contract without cause in accordance with its terms.  As of the date of this Agreement, none of the Register Entities is in material breach or material violation of, or material default under, any Material Contract to which it is a party.

SECTION 3.15.  Environmental Matters.  (a)  None of the Register Entities is in material violation of any Environmental Law and all past violations, a description of which is set forth in Section 3.15(a) of the Disclosure Schedule, have been resolved without any ongoing or pending costs or obligations that are material to the Business, (b) the Register Entities have obtained and are in material compliance with all Environmental Permits that are material to the operations of the Register Entities, taken as a whole, and any past non-compliance, a description of which is set forth in Section 3.15(b) of the Disclosure Schedule, has been resolved without any ongoing or pending costs or obligations that are material to the Register Entities, taken as a whole, (c) there has been no Release of any Hazardous Materials on, beneath or adjacent to any Owned Real Property or Leased Real Property or any real property formerly owned or leased by any Register Entity that requires, or would reasonably be anticipated to require in the future, any Remedial Action pursuant to Environmental Law that is or that would reasonably be expected to be materially adverse to the operations of the Register Entities, taken as a whole, and (d) there is no written Action pending or, to the Company’s Knowledge, threatened in writing against any Register Entity that relates to any violation or alleged violation of, or any Liability or alleged Liability under, Environmental Law where such violation, alleged violation, Liability or alleged Liability would reasonably be expected to be materially adverse to the operations of the Register Entities, taken as a whole; provided, that for purposes of the foregoing clause (d) of this Section 3.15, any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to a Register Entity shall be deemed to be “threatened” rather than “pending.”  The representations and warranties contained in this Section 3.15 are the only representations and warranties being made by the Company in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to this Agreement or its subject matter.

SECTION 3.16.  Insurance.  Section 3.16 of the Disclosure Schedule sets forth a true and complete list of all insurance policies covering the Register Entities or the operation of the Business.  No Register Entity is in material default under any such policy, all premiums due and payable for such policies have been timely paid in all material respects, and all claims made thereunder have been properly and timely filed.  No written notice of cancellation, termination or reduction of coverage has been received by any Register Entity with respect to any such policy and no claim is currently pending under any such policy.  All material insurable risks in respect of each Register Entity and the Business are covered by such insurance policies, and the types and amount of coverage provided therein are usual and customary in the context of the business and operations in which such Register Entity is engaged and in the context of the Business.  Each such policy is in full force and effect and is the valid and binding obligation of the Register Entity named as the insured therein and the consummation of the transactions contemplated by this Agreement will not cause a cancellation of, or reduction in the coverage of, any such policy.

SECTION 3.17.  Certain Business Relationships with Affiliates.

(a)           No Seller or any Affiliate of any Seller (other than a Register Entity) (i) owns any material property or right, tangible or intangible, which is used solely by the Register Entities or related primarily to the Business, (ii) has any claim or cause of action against any Register Entity, or (iii) owes any money to, or is owed any money by, any Register Entity.  No Seller or manager, general partner, director or officer of any Seller has been a manager, general partner, director or officer (or Person in a similar position), or has had any ownership interest in, any Person which during such period was a material customer of any Register Entity or the Business.

(b)           Section 3.17(b) of the Disclosure Schedule sets forth any agreements or arrangements between any Seller or any Affiliate of any Seller (other than a Register Entity), on the one hand, and any Register Entity, on the other hand, which is currently in effect and which shall continue in effect after the Closing.

SECTION 3.18.  Brokers.  Except for GCA Savvian Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf any Register Entity.  The Company shall be solely responsible for the fees and expenses of GCA Savvian Advisors, which fees shall be paid in full by the Company (or another Register Entity) at or prior to the Closing.

SECTION 3.19.  U.S. Persons.  Greater than fifty percent (50%) of the Other Sellers are U.S. Persons within the meaning of Section 7701(a) of the Code.

SECTION 3.20.  Disclaimer of the Company.  (A) EXCEPT AS SET FORTH IN THIS ARTICLE III, NEITHER THE COMPANY NOR ITS AFFILIATES (OTHER THAN THE SELLERS PURSUANT TO ARTICLE IV) OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE REGISTER ENTITIES, THE BUSINESS, THE INTERESTS, THE SUBSIDIARY INTERESTS OR ANY OTHER ASSETS, LIABILITIES, OPERATIONS, BUSINESSES, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE) OF THE REGISTER ENTITIES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE REGISTER ENTITIES OR THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLERS OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE REGISTER ENTITIES OR THE BUSINESS AFTER THE CLOSING AND NEITHER THE COMPANY NOR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS OR WARRANTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED, AND (B) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLERS SET FORTH IN ARTICLE X, NO SUCH PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE REGISTER ENTITIES OR THE BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, CONFIDENTIAL INFORMATION MEMORANDA, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
RELATING TO EACH SELLER

Subject to such exceptions as are disclosed in writing in the Disclosure Schedule, each Seller hereby represents and warrants, severally and not jointly, to the Purchaser, as follows:

SECTION 4.01.  Organization, Authority and Qualification of each Seller.

(a)           Such Seller (if not a natural person) is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  Such Seller (if not a natural person) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  The execution and delivery by such Seller (if not a natural person) of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller.

(b)           Such Seller (if a natural person) is an individual and has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement, to perform such Seller’s obligations hereunder and to consummate the transactions contemplated hereby.

(c)           This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.02.  Capitalization; Ownership of Interests.

(a)           All of such Seller’s Interests (i) are owned of record or beneficially, directly or indirectly, by such Seller as set forth in Section 4.02(a) of the Disclosure Schedule and (ii) have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.  There are no options, warrants, convertible securities, pre-emptive rights, rights of first refusal or other similar rights, agreements, arrangements or commitments relating to such Seller’s Interests or obligating such Seller to issue or sell any shares of capital stock of, or any other ownership interest in, any Register Entity.

(b)           Upon the transfer of the Interests held by such Seller to the Purchaser on the Closing Date in accordance with this Agreement, such Seller will deliver to the Purchaser good and valid title to such Interests, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws.

SECTION 4.03.  No Conflict.  Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.04, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by such Seller, does not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of such Seller or (b) conflict in any material respect with or violate in any material respect any material Law or material Governmental Order applicable to such Seller.

SECTION 4.04.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by such Seller, does not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any Governmental Authority, other than (a) compliance with, and filings required under, the HSR Act and (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, except (i) where the failure to obtain any such consent, approval, authorization or action, or to make any such filing or notification, would not have a Material Adverse Effect or (ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 4.05.  Disclaimer of the Sellers.  (A) EXCEPT AS SET FORTH IN THIS ARTICLE IV, NONE OF THE SELLERS, THEIR RESPECTIVE AFFILIATES (OTHER THAN THE COMPANY PURSUANT TO ARTICLE III) OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE REGISTER ENTITIES, THE BUSINESS, THE INTERESTS, THE SUBSIDIARY INTERESTS OR ANY OTHER ASSETS, LIABILITIES, OPERATIONS, BUSINESSES, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE) OF THE REGISTER ENTITIES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE REGISTER ENTITIES OR THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLERS OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE REGISTER ENTITIES OR THE BUSINESS AFTER THE CLOSING AND NONE OF THE SELLERS, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED AND (B) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLERS SET FORTH IN ARTICLE X, NO SUCH PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE REGISTER ENTITIES OR THE BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING,  IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, CONFIDENTIAL INFORMATION MEMORANDA, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company and each Seller as follows:

SECTION 5.01.  Organization and Authority of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary power and authority to enter into this Agreement and each Transaction Document, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Purchaser Material Adverse Effect.  The execution and delivery by the Purchaser of this Agreement and each Transaction Document, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser.  This Agreement has been, and upon their execution each of the Transaction Documents shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and upon their execution (assuming due authorization, execution and delivery by the other parties thereto) each of the Transaction Documents shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.02.  No Conflict.  Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.03, the execution, delivery and performance by the Purchaser of this Agreement and each Transaction Document does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict in any material respect with or violate in any material respect any material Law or material Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party.

SECTION 5.03.  Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser of this Agreement and each Transaction Document does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) compliance with, and filings under, the HSR Act and (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Purchaser Material Adverse Effect.

SECTION 5.04.  Investment Purpose.  The Purchaser is acquiring the Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws.  The Purchaser agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  The Purchaser is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 5.05.  Financing.

(a)           The Purchaser will have, at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the aggregate Purchase Price and all other amounts payable pursuant to this Agreement and the Transaction Documents or otherwise necessary to consummate all the transactions contemplated hereby and thereby.

(b)           The Purchaser has delivered to the Company a true and complete copy of an executed commitment letter, including (i) all exhibits, schedules, annexes and amendments to such commitment letter in effect as of the date of this Agreement and (ii) any associated fee letter in redacted form (together, the “Commitment Letter”) from Royal Bank of Canada, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association (together, the “Lenders”) pursuant to which the Lenders have committed to provide the Purchaser with debt financing in an aggregate amount of up to $125,000,000 (the “Financing”).  The Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the Purchaser’s Knowledge, the other parties thereto as of the date hereof and for so long as it remains in full force and effect.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser under the Commitment Letter.  The Purchaser has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement.  The Financing, if and when funded in accordance with the Commitment Letter, will provide the Purchaser with financing that, together with any funds (including funds on hand) otherwise available to the Purchaser, is sufficient to consummate the transactions contemplated by this Agreement and each Transaction Document upon the terms contemplated hereby and thereby, together with any fees and expenses of or payable by the Purchaser on the Closing Date with respect thereto and with respect to the Financing.

SECTION 5.06.  Litigation.  No Action by or against the Purchaser is pending or, to the Purchaser’s Knowledge, threatened, which could affect the legality, validity or enforceability of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

SECTION 5.07.  Brokers.  Except for Wells Fargo Securities, LLC and RBC Capital Markets Corporation, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and each Transaction Document based upon arrangements made by or on behalf of the Purchaser.  The Purchaser shall be solely responsible for payment of the fees and expenses of Wells Fargo Securities, LLC and RBC Capital Markets Corporation.

SECTION 5.08.  Independent Investigation; Representations.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Register Entities and the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives.  The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Register Entities and the Business for such purpose.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company (except the specific representations and warranties set forth in Article III), or the Sellers (except the specific representations and warranties set forth in Article IV).  The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in Articles III and IV, none of the Sellers, their respective Affiliates, or any of their respective officers, directors, employees or representatives makes or has made any representation or warranty, express or implied, at law or in equity, in respect of the Register Entities, the Business, the Interests, the Subsidiary Interests, or any other assets, Liabilities, operations, businesses, prospects or condition (financial or otherwise) of the Register Entities, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Register Entities or the Business by the Purchaser after the Closing in any manner other than as used and operated by the Sellers or (iii) the probable success or profitability of the Register Entities or the Business after the Closing and none of the Sellers, their respective Affiliates, or any of their respective officers, directors, employees or representatives has any authority, express or implied, to make any representation or warranty not expressly set forth in this Agreement and subject to the limited remedies herein provided and (b) other than the indemnification obligations of the Sellers set forth in Article X, no such Person will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Register Entities or the Business, including any information, documents or material made available to the Purchaser, whether orally or in writing,  in certain “data rooms,” management presentations, functional “break-out” discussions, confidential information memoranda, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.  The Purchaser further acknowledges and agrees that any such other representation or warranty has been expressly disclaimed.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.  Conduct of Business Prior to the Closing.  The Company covenants and agrees that, except as described in Section 6.01 of the Disclosure Schedule, as required by applicable Law or contemplated, permitted or required by this Agreement or any Transaction Document between the date of this Agreement and the Closing, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each other Register Entity to (i) conduct its business in the ordinary course in all material respects, and (ii) use its reasonable efforts to preserve intact in all material respects the business organization of the Register Entities, including the Business.  Except as described in Section 6.01 of the Disclosure Schedule, required by applicable Law or contemplated, permitted or required by this Agreement, the Company covenants and agrees that, between the date of this Agreement and the Closing, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will not, and shall cause the other Register Entities not to:

(a)           issue or sell any equity interests, notes, bonds or other securities of any Register Entity (or any option, warrant or other right to acquire the same) or redeem any of the equity interests of any Register Entity;

(b)           amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of any Register Entity;

(c)           (i) grant or announce any increase in the salaries, wages, commissions, bonuses or other compensation or benefits payable by any Register Entity to any Register Employee with an annual base salary, or annualized compensation, in excess of $100,000, (ii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Plans (except to conform any such Plan to the requirements of any applicable Laws or as provided in this Agreement), or (iii) create or enter into, or promise to create or enter into, any plan or arrangement applicable to Register Employees generally that would be a Plan if in effect on the date hereof, in each case other than as required by Law and the terms of any Plans existing as of the date of this Agreement, except in the case of clauses (ii) and (iii) actions taken in the ordinary course of business consistent with the past practices of the applicable Register Entity or the Business that do not, in the aggregate, materially increase the cost to the Register Entities of operating such Plans, plans and arrangements;

(d)           change any method of accounting or accounting practice or policy used by any of the Register Entities or the Business, other than such changes as are required by GAAP or a Governmental Authority;

(e)           fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(f)           compromise or settle any Action (A) resulting in an obligation of any Register Entity to pay more than $20,000 in respect of compromising or settling such Action or (B) in respect of any claim of any Register Entity to receive any payment of more than $15,000 in respect of settling any such Action;

(g)          acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any business or division thereof;

(h)           incur, create, assume or otherwise become liable for any Indebtedness, except for the Company Indebtedness and any Indebtedness that will be repaid or cancelled prior to the open of business on the Closing Date;

(i)           abandon, assign or grant any security interest in, to or under any Register Intellectual Property, other than in the ordinary course of business consistent with past practice;

(j)           enter into, materially amend, fail to renew, cancel or terminate any Material Contract or agreement which if entered into prior to the date hereof would be a Material Contract, other than customer or supplier contracts in the ordinary course of business;

(k)          cancel, terminate or fail to maintain in full force any insurance policy set forth on Section 3.16 of the Disclosure Schedule;

(l)           make any material tax election (other than regular, recurring elections made in the ordinary course consistent with past practice), or amend any material Tax Return unless required by Law; or

(m)         agree to take any of the actions specified in Sections 6.01(a)-(l).

Notwithstanding anything in this Section 6.01 or otherwise in this Agreement to the contrary, the Register Entities, or any one of them, can settle, discharge or pay or take any action with respect to the foregoing with respect to any Specified Claim or any VAT Matter.

SECTION 6.02.  Access to Information.  (a)  From the date of this Agreement until the Closing, upon reasonable notice, the Company shall, and shall cause each other Register Entity and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to, (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of each Register Entity and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Register Entities (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Register Entities.  Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Purchaser if such disclosure would, in the Company’s sole discretion, (x) cause significant competitive harm to any of the Register Entities if the transactions contemplated hereby are not consummated, (y) jeopardize any attorney-client or other legal privilege or (z) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  When accessing any of the Register Entity properties, the Purchaser and its authorized representatives shall comply with all of the Register Entity safety and security requirements for the applicable property.

(b)           In order to facilitate the resolution of any claims made against or incurred by the Sellers or their respective Affiliates relating to the Register Entities or the Business and for purposes of compliance by the Sellers and their respective Affiliates with securities, environmental, employment and other Laws, until the later of the seventh (7th) anniversary of the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), the Purchaser shall (i) retain the books and records relating to the Register Entities and the Business for periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of each Seller and its Affiliates reasonable access (including the right to make, at such Seller’s expense, copies), during normal business hours, to such books and records.

SECTION 6.03.  Confidentiality.  (a)  The terms of the letter agreement, dated as of February 12, 2010 (the “Confidentiality Agreement”), between Register.com, Inc. and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations contained in the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Register Entities and the transactions contemplated by this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)           Nothing provided to the Purchaser pursuant to Section 6.03(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement.  The Purchaser acknowledges and agrees that any Evaluation Material provided to the Purchaser pursuant to Section 6.03(a) or otherwise by any Seller, the Seller Representative, the Register Entities or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

SECTION 6.04.  Regulatory and Other Authorizations; Notices and Consents.  (a)  The Purchaser shall (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and each Transaction Document, (ii) cooperate fully with the Company in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith.  The parties hereto agree to make promptly (but in no event later than ten (10) Business Days after the date of this Agreement) their respective filings, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and each Transaction Document and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  The parties hereto agree to make as promptly as practicable (but in no event later than fifteen (15) Business Days after the date of this Agreement) their respective filings and notifications, if any, under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, or trade regulation Law.  The Purchaser will pay all fees or make other payments to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b)           Each party to this Agreement shall promptly notify the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority.  Neither the Company nor the Purchaser shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  The Company and the Purchaser will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  The Company and the Purchaser will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Register Entities or the Business, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)           The Purchaser shall not enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to:  (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, or trade regulation Law, applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

(d)           The Company shall determine, in its sole discretion, whether to submit for approval by the applicable Register Entity stockholders by the requisite vote (and in a manner reasonably satisfactory to Purchaser), by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may constitute “parachute payments” and that have an aggregate present value that equals or exceeds three (3) times a “disqualified individual’s” base amount within the meaning of Section 280G(b)(3) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Purchaser, which approval shall not unreasonably be withheld), such that all such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Approval”).  Prior to the Closing, the Company shall deliver to Purchaser either (i) notice that a stockholders vote was not solicited or (ii) evidence satisfactory to Purchaser that a stockholders vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (x) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (y) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made or provided, pursuant to the 280G waivers that were executed by the affected individuals prior to the stockholders vote.  To the extent that the Company determines not to solicit a stockholders vote with respect to a Section 280G Payment, the following items shall be “280G Matters” for purposes of Section 10.02(d):  (x) the amount of the corporate tax deduction foregone as a result of any payment of compensation (either by the Purchaser or any Register Entity) being characterized as an “excess parachute payment” within the meaning of Section 280G of the Code and (y) the amount of any  gross-up payments for taxes imposed under Section 4999 of the Code and any gross-up payments for taxes imposed thereon (including but not limited to ordinary income and employment taxes and taxes imposed under Section 4999 of the Code) paid or to be paid by any Register Entity or the Purchaser to or on behalf of a disqualified individual pursuant to the terms of any Plan or any other agreement or arrangement in effect on the date of this Agreement.  For the avoidance of doubt, no amount shall be a “280G Matter” to the extent such amount was deducted from the Purchase Price pursuant to Section 2.02 hereof.

SECTION 6.05.  Updates.  Prior to the Closing, the Company shall promptly notify the Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company or any Seller in this Agreement that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 9.02(a) or 9.02(b) not to be satisfied.  For the avoidance of doubt, no updated information provided to the Purchaser in accordance with this Section 6.05 shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement, except for breaches resulting from or arising out of the ordinary course of business or as required, permitted or contemplated by this Agreement, in which case such breach will be deemed to be cured and will not be indemnifiable under Article X.

SECTION 6.06.  Further Action.

(a)           The Company and the Purchaser shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and each Transaction Document and consummate and make effective the transactions contemplated by this Agreement and each Transaction Document.

(b)           From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, will cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and each Transaction Document.  Without limiting the foregoing, upon reasonable request of the Purchaser, the Company and the Seller Representative shall, and, if applicable, the Company shall cause the other Register Entities to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required to sell, transfer, assign, convey and deliver to the Purchaser all right, title and interest in and to 100% of the Interests.  If any Seller, the Purchaser or any of their respective Affiliates shall, following the Closing, have in their possession any property, asset or right, which under this Agreement should be in the possession of, the Purchaser or any Register Entity, such Person shall promptly deliver, or cause to be delivered, such property, asset or right as contemplated by this Agreement to such party.

SECTION 6.07.  No Solicitation or Negotiation.  The Company and the Sellers acknowledge that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Sellers or any of their respective Affiliates, officers, directors, representatives or agents will, and the Company shall cause the Subsidiaries and their respective officers, directors, representatives or agents not to, (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the Interests or the Subsidiary Interests, or any assets of any Register Entity (other than inventory to be sold in the ordinary course of business consistent with past practice) or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to any Register Entity or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  The Sellers and the Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  The Company shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.  Each Seller and the Company agrees not to, and the Company shall cause each other Register Entity not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Seller (to the extent relating to the Register Entities or the Business) or any Register Entity is a party.

SECTION 6.08.  Intercompany Arrangements.  Prior to the Closing, the Company shall cause any contract or arrangement that is disclosed (or should have been disclosed) in Section 3.17(a) of the Disclosure Schedule, other than those contracts or arrangements set forth in Section 3.17(b) of the Disclosure Schedule, to be terminated or otherwise amended to exclude any of the Register Entities as a party thereto.

SECTION 6.09.  Indemnification; Directors’ and Officers’ Insurance.  (a)  The Purchaser agrees that all rights to indemnification existing as of the date of this Agreement and permissible under applicable Law for acts or omissions occurring prior to the Closing in favor of the Register Employees currently indemnified by any Register Entities (collectively, the “Covered Persons”) as provided in their respective certificates of incorporation or bylaws (or similar organizational documents), individual indemnity agreements or as provided pursuant to a resolution of the Board of Directors of the Company or any of Subsidiary, as applicable shall survive the Closing and shall not be amended, repealed or otherwise modified and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the Closing Date.  From and after the Closing, the Purchaser shall, to the fullest extent permitted by applicable Law, cause the Register Entities to honor such obligations.

(b)           Each of the Company and the Purchaser shall pay fifty percent (50%) of the cost of a six (6) year extended reporting period endorsement (the “Reporting Tail Coverage”) of the Register Entities under their existing directors’ and officers’ liability insurance policy providing at least the same coverage and amounts and containing terms and conditions which are no less favorable to the Covered Persons than the policies maintained by the Register Entities as of the Closing Date, covering claims based upon or arising, directly or indirectly, from facts or events which occurred at or prior to the Closing Date (including any acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby).  The Purchaser and the Company shall cause the Reporting Tail Coverage to be purchased effective as of the Closing and shall cause such policy to remain in full force and effect and to extend throughout such six (6) year term; provided, that in satisfying its obligation under this Section 6.09(b), the aggregate amount to be paid by the Purchaser and the Company, collectively, shall not exceed two hundred percent (200%) of the amount per annum the Register Entities paid in their last full fiscal year with respect to their existing directors’ and officers’ liability insurance policy (the “Maximum Annual Premium”); and provided further that if the aggregate cost of the Reporting Tail Coverage exceeds such amount, the Company shall obtain a policy with the greatest reporting tail coverage available for a cost not exceeding the Maximum Annual Premium, the expense of which shall be shared equally by the Company and the Purchaser.

(c)           The provisions of this Section 6.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 6.09, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.09, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d)           In the event that all or substantially all of the business or assets of the Company or any Subsidiary is sold, whether by merger, consolidation, sale of assets or securities or otherwise, in one transaction or a series of transactions, then in each such case the Purchaser shall, or shall cause the Company or applicable Subsidiary to, take action to ensure that the successors and assigns of the Company or Subsidiary, as applicable, assume the obligations set forth in this Section 6.09.  The provisions of this Section 6.09(d) shall apply to all of the successors and assigns of the Company and the Subsidiaries, as applicable.

SECTION 6.10.  Financing.  (a)  The Purchaser shall use commercially reasonable efforts to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter, which shall include using commercially reasonable efforts to (i) negotiate and execute definitive agreements with respect thereto on terms and conditions contained therein or on other terms that are acceptable to the Purchaser and would not materially and adversely impact the ability of the Purchaser to consummate the transactions contemplated by this Agreement on a timely basis (the “Financing Agreements”), and, if the Financing Agreements are entered into prior to the Closing, deliver to the Company a copy thereof as promptly as practicable (and no later than one (1) Business Day) after such execution, (ii) satisfy on a timely basis all conditions in the Financing Agreements that are within its control, (iii) seek to enforce its rights under the Commitment Letter and the Financing Agreements and (iv) consummate the Financing at or prior to the Closing.

(b)           In the event all or any portion of the Financing (or if applicable, any Substitute Financing) becomes unavailable on the terms and conditions contemplated in the Commitment Letter and/or the Financing Agreements (or if applicable, the Substitute Financing Commitment Letter and/or the Substitute Financing Agreements), the Purchaser shall use commercially reasonable efforts to obtain, as promptly as practicable, financing from alternative sources in an amount, when added to the portion of the Financing (or if applicable, any Substitute Financing) that is available (if any), together with funds (including funds on hand) otherwise available to Purchaser, sufficient to consummate the transactions contemplated by this Agreement and each Transaction Document upon the terms contemplated hereby and thereby, together with any fees and expenses of or payable by the Purchaser on the Closing Date with respect thereto and with respect to the Financing (or if applicable, any Substitute Financing) (“Alternative Financing”).  If a new financing commitment letter is entered into in connection with such Alternative Financing (the “Alternative Financing Commitment Letter”), the Purchaser shall promptly provide the Company with a copy of such Alternative Financing Commitment Letter.  To the extent applicable, the Purchaser shall use commercially reasonable efforts to arrange and consummate the Alternative Financing on the terms and conditions described in the Alternative Financing Commitment Letter, which shall include using commercially reasonable efforts to (i) negotiate and execute definitive agreements with respect thereto on terms and conditions contained therein (the “Alternative Financing Agreements”), and, if the Alternative Financing Agreements are entered into prior to the Closing, deliver to the Company a copy thereof as promptly as practicable (and no later than one (1) Business Day) after such execution, (ii) satisfy on a timely basis all conditions in the Alternative Financing Agreements that are within its control, (iii) seek to enforce its rights under the Alternative Financing Commitment Letter and the Alternative Financing Agreements and (iv) consummate the Alternative Financing at or prior to the Closing.  Neither the Alternative Financing Commitment Letter nor the Alternative Financing Agreements shall (A) contain conditions precedent or contingencies to the funding on the Closing Date of the Alternative Financing that are materially less favorable to the Purchaser than those set forth in the Commitment Letter or the Financing Agreements or (B) prevent or impede or materially delay the consummation of the transactions contemplated by this Agreement or any Transaction Document.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have the right to substitute other debt or equity financing for all or any portion of the Financing (or, if applicable, any Alternative Financing) from the same and/or alternative financing sources (“Substitute Financing”); provided, in each case, that any such Substitute Financing shall not (A) contain conditions precedent or contingencies to the funding on the Closing Date of the Financing that are materially less favorable to the Purchaser than those set forth in the Commitment Letter or the Financing Agreements (or, if applicable, the Alternative Financing Commitment Letter or the Alternative Financing Agreements) or (B) prevent or impede or materially delay the consummation of the transactions contemplated by this Agreement or any Transaction Document; and provided, further, that if a new financing commitment letter is entered into in connection with any such Substitute Financing (the “Substitute Financing Commitment Letter”), the Purchaser shall promptly provide the Company with a copy of such Substitute Financing Commitment Letter.  To the extent applicable, the Purchaser shall use commercially reasonable efforts to arrange and consummate the Substitute Financing on the terms and conditions described in the Substitute Financing Commitment Letter, which shall include using commercially reasonable efforts to (i) negotiate and execute definitive agreements with respect thereto on terms and conditions contained therein (the “Substitute Financing Agreements”), (ii) satisfy on a timely basis all conditions in the Substitute Financing Agreements that are within its control, (iii) seek to enforce its rights under the Substitute Financing Commitment Letter and the Substitute Financing Agreements and (iv) consummate the Substitute Financing at or prior to the Closing.  Neither the Substitute Financing Commitment Letter nor the Substitute Financing Agreements shall (A) contain conditions precedent or contingencies to the funding on the Closing Date of the Substitute Financing that are materially less favorable to the Purchaser than those set forth in the Commitment Letter or the Financing Agreements or (B) prevent or impede or materially delay the consummation of the transactions contemplated by this Agreement or any Transaction Document.

(d)           The Purchaser shall not be required to, or to cause any other Person to, commence, participate in, pursue or defend any Action against or involving any of the Persons that have committed to provide any portion of, or otherwise with respect to, the Financing, or if applicable any Alternative Financing or Substitute Financing.

(e)           The Purchaser shall give the Company notice promptly upon becoming aware of any material breach by any party to the Commitment Letter and/or the Financing Agreements and, if applicable, the Alternative Financing Commitment Letter, the Alternative Financing Agreements, the Substitute Financing Commitment Letter, and/or the Substitute Financing Agreements, and the Purchaser shall give the Company notice promptly upon becoming aware of any termination of the Commitment Letter and/or the Financing Agreements and, if applicable, the Alternative Financing Commitment Letter, the Alternative Financing Agreements, the Substitute Financing Commitment Letter, and/or the Substitute Financing Agreements.  The Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and, if applicable, the Alternative Financing or any Substitute Financing.  The Purchaser shall not amend, modify, supplement, restate, substitute or replace the Commitment Letter or, if applicable any Alternative Financing Commitment Letter or Substitute Financing Commitment Letter, or any Financing Agreement, Alternative Financing Agreement or Substitute Financing Agreement in a manner that would reasonably be likely to materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement and each Transaction Document without the prior written consent of the Company.

(f)             Prior to the Closing, the Company shall provide, and cause the other Register Entities to provide, and shall use commercially reasonable efforts to cause its and their respective officers, employees, representatives and advisors, including legal and accounting advisors to provide, all cooperation in connection with the arrangement of the Financing as may be reasonably requested by the Purchaser and that is necessary, customary or advisable in connection with the Purchaser’s efforts to obtain the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Register Entities), including (i) assisting in the preparation for and participation in meetings, road shows, drafting sessions, rating agency presentations and due diligence sessions, (ii) furnishing the Purchaser and its financing sources with information regarding the Register Entities as is reasonably requested by the Purchaser, (iii) preparing in a timely manner business projections and financial statements (including pro forma financial statements), (iv) assisting in a timely manner the Purchaser and its financing sources in the preparation of (A) customary offering documents, information memoranda (including, if applicable, the delivery of one (1) or more customary representation letters) and similar documents required in connection with the Financing and (B) materials for rating agency presentations, and (v) furnishing such documents as may be reasonably requested by the Purchaser in connection with any pledge or security documents associated with the Financing and using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing; provided that no Register Entity shall be required to pay any commitment or other similar fee or incur any other liability or out-of-pocket cost or expense in connection with the Financing (or any Substitute Financing or Alternative Financing) prior to the Closing (and the Purchaser shall, promptly upon request by the Company, reimburse the Company or the other Register Entities, as applicable, for all reasonable and documented out-of-pocket costs or expenses incurred by the Company or any other Register Entity in connection with any cooperation provided pursuant to this Section 6.10(f)); and provided further that the effectiveness of any documentation executed by any Register Entity shall be subject to the consummation of the Closing; and provided further that no Register Entity shall be required to take any action prior to the Closing in contravention of the terms of any Company Indebtedness or the Canadian Government Loan.  The Purchaser may reasonably use logos of the Register Entities solely in connection with the Financing; provided that (x) such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage any of the Register Entities or the reputation or goodwill of any of the Register Entities and its or their Intellectual Property, (y) the logos shall be used in accordance with any written guidelines provided by the Company to Purchaser; and (z) Purchaser must immediately terminate use of such logos upon termination of this Agreement, and provided further that the Company shall have an opportunity to review and reasonably object to any use of the Register Entities’ logos prior to the dissemination of any materials in which such logos are used.

ARTICLE VII

EMPLOYEE MATTERS

SECTION 7.01.  Employee Benefits.  Purchaser agrees that with respect to all employees of the Register Entities who continue employment with Purchaser or any subsidiary of Purchaser immediately after the Closing (“Continuing Employees”), Purchaser shall, in Purchaser’s sole discretion, either (a) continue (or cause the Register Entities to continue) to maintain the Plans that constitute health, welfare, vacation and Section 401(k) plans on substantially the same terms as in effect immediately prior to the Closing, (b) arrange for each Continuing Employee and his or her eligible dependents who, as of the Closing, were participating in the Plans that constitute health, welfare, vacation and Section 401(k) plans (such persons, the “Company Participants”) to participate in Purchaser’s plans or arrangements, as determined on a plan-by-plan or arrangement-for-arrangement basis, of Purchaser or its applicable subsidiary (“Purchaser Plans”), subject to any reasonably necessary transition period and subject to any applicable plan provisions, contractual requirements and Laws, to substantially the same extent as similarly situated employees of Purchaser or its applicable subsidiary, or (c) arrange for benefits through a combination of clauses (a) and (b), so that each Company Participant shall have benefits under health, welfare, vacation and 401(k) plans that are substantially similar in the aggregate to benefits provided to similarly situated employees of Purchaser or its applicable subsidiaries under Purchaser Plans.  For purposes of determining a Continuing Employee’s eligibility to participate in any Purchaser Plans, the vesting of benefits under any Purchaser Plan that is intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and the benefit accrual rate under any Purchaser Plan that is a vacation plan, such Continuing Employee shall receive credit under such plans for his or her years of service with the Register Entities (and, to the extent recognized by the Register Entities, a Company Predecessor Entity) prior to the Closing; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof or require retroactive contributions to any such plan.  In addition, the Purchaser shall use commercially reasonable best efforts to waive, or shall cause to be waived, any limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements for Continuing Employees under Purchaser Plans (to the same extent recognized under the Plans immediately prior to Closing) and shall use commercially reasonable best efforts to give credit or cause to give credit to Continuing Employees for co-payments and deductibles paid under a Plan during the plan year in which the Closing occurs in satisfying any deductible or out-of-pocket requirements under a comparable Purchaser Plan in the plan year in which the Closing occurs.  Nothing in this Section 7.01(a) or elsewhere in this Agreement shall be construed to create a right in any Company Employee to employment with Purchaser or any subsidiary of Purchaser.  Nothing in this Section 7.01(a) or elsewhere in this Agreement shall be construed to create an obligation by the Purchaser or any of its subsidiaries to maintain any Purchaser Plans or to provide any health, welfare, vacation or other benefits to the employees of Purchaser or its subsidiaries.  No Continuing Employee, and no other Register Employee, shall be deemed to be a third party beneficiary of this Agreement.

SECTION 7.02.  401(k) Plan.  Unless otherwise requested by Purchaser prior to the Closing, the Register Entities shall take all actions reasonably necessary to terminate any and all Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each a “Company 401(k) Plan”), the Appreciation Rights Plan and the Recapitalization Bonus Plan, effective immediately prior to the Closing.  Unless otherwise requested by the Purchaser prior to the Closing, the Register Entities shall provide notice of intent to terminate the Canadian Plan promptly following the date of this Agreement, in accordance with its terms, so that to the extent greatest permitted under the Canadian Plan’s terms, the Canadian Plan will be terminated effective immediately prior to the Closing.

ARTICLE VIII

TAX MATTERS

SECTION 8.01.  Tax Refunds and Tax Benefits.  Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to Taxes of a Register Entity for any taxable period (or portion of a taxable period) ending prior to the Closing Date shall be the property of the Sellers, and if received by the Purchaser or any Register Entity, shall be paid over promptly to the Sellers.  The Purchaser shall, if the Seller Representative so requests and at the Sellers’ expense, cause the relevant Register Entity or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Sellers would be entitled under this Section 8.01.

SECTION 8.02.  Tax Cooperation and Exchange of Information.  The Seller Representative and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Register Entities to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.  The Seller Representative and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 8.02.  Notwithstanding anything to the contrary in Section 6.02, the Register Entities and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in their possession (or in the possession of their Affiliates) relating to Tax matters of the Register Entities for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (without regard to extensions), or (ii) six (6) years following the due date (without regard to extensions) for such Tax Returns.  Any information obtained under this Section 8.02 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 8.03.  Conveyance Taxes.  The Purchaser shall be responsible for any and all Conveyance Taxes imposed upon, or payable or collectible or incurred in connection with, this Agreement or the transactions contemplated hereby.  The Purchaser and the Seller Representative agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the appropriate party to comply with any pre-Closing filing requirements.

SECTION 8.04.  Tax Covenants.

(a)           The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Register Entities that are due after the Closing Date.  Any such Tax Returns for any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Preclosing Tax Period”) shall be prepared on a basis consistent with past practices of the Register Entities (except to the extent counsel to the Purchaser opines that there is not substantial authority in Law for a particular position).  Purchaser shall permit the Seller Representative to review and comment on each such Tax Return of the Register Entities that includes a Preclosing Tax Period prior to filing and shall consider in good faith any reasonable changes to such Tax Returns that are requested by the Seller Representative.

(b)           Neither the Purchaser nor any Affiliate of the Purchaser shall take, or cause or permit any Register Entity to take, any action or omit to take any action which reasonably could be expected to increase the Sellers’ or any of their respective Affiliates’ liability for Taxes unless otherwise required by Law.

(c)           Unless otherwise required by Law, neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit any Register Entity to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the Closing Date without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld.

(d)           Neither the Purchaser nor any Affiliate (including, after the Closing Date, the Register Entities) shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement or in respect of the Register Entities, unless such election will not materially adversely affect any Seller.

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.01.  Conditions to Obligations of the Company and the Sellers.  The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are qualified by a “Purchaser Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as of the Closing, as though made on and as of the Closing, and (B) that are not qualified by a “Purchaser Material Adverse Effect” qualification shall be true and correct as of the Closing, as though made on and as of the Closing, except for such failures to be true and correct in the aggregate as would not have a Purchaser Material Adverse Effect (except, with respect to the foregoing clauses (A) and (B), to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such other date), (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects and (iii) the Sellers shall have received a certificate of the Purchaser signed by a duly authorized officer thereof, dated as of the Closing Date and certifying the matters set forth in clauses (i) and (ii) above;

(b)           Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated;

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or any Transaction Document illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(d)           Closing Deliverables.  The Purchaser shall have delivered to the Seller Representative, each Seller, the Company and the Escrow Agent, as applicable, all items required to be delivered pursuant to Sections 2.04(a) and 2.06.

SECTION 9.02.  Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants of the Company.  (i)  If the Closing occurs on or prior to the termination of the Marketing Period (as defined in the Commitment Letter) (the date such period ends being the “Marketing Period Termination Date”) (A) the representations and warranties of the Company contained in this Agreement (x) that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as of the Closing, as though made on and as of the Closing, and (y) that are not qualified by a “Material Adverse Effect” qualification shall be true and correct as of the Closing, as though made on and as of the Closing, except for such failures to be true and correct in the aggregate as would not have a Material Adverse Effect (except, with respect to the foregoing clauses (x) and (y), to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (x) or (y), as applicable, as of such other date), (B) the covenants and agreements contained in this Agreement to be complied with by the Company, at or before the Closing shall have been complied with in all material respects and (C) the Purchaser shall have received a certificate of the Company, signed by a duly authorized officer thereof, dated as of the Closing Date and certifying the matters set forth in clauses (A) and (B) above;

(ii)  If the Closing occurs after the Marketing Period Termination Date (A) the representations and warranties of the Company contained in this Agreement (x) that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as of the Marketing Period Termination Date, as though made on and as of the Marketing Period Termination Date, and (y) that are not qualified by a “Material Adverse Effect” qualification shall be true and correct as of the Marketing Period Termination Date, as though made on and as of the Marketing Period Termination Date, except for such failures to be true and correct in the aggregate as would not have a Material Adverse Effect (except, with respect to the foregoing clauses (x) and (y), to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (x) or (y), as applicable, as of such other date), (B) the covenants and agreements contained in this Agreement to be complied with by the Company, at or before the Marketing Period Termination Date shall have been complied with in all material respects and (C) the Purchaser shall have received a certificate of the Company, signed by a duly authorized officer thereof, dated as of the Closing Date and certifying the matters set forth in clauses (A) and (B) above;

(b)           Representations, Warranties and Covenants of Each Seller.  (i) If the Closing occurs on or prior to the Marketing Period Termination Date (A) the representations and warranties of each Seller contained in this Agreement (x) that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as of the Closing, as though made on and as of the Closing, and (y) that are not qualified by a “Material Adverse Effect” qualification shall be true and correct as of the Closing, as though made on and as of the Closing, except for such failures to be true and correct in the aggregate as would not have a Material Adverse Effect (except, with respect to the foregoing clauses (A) and (B), to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (x) or (y), as applicable, as of such other date), (B) the covenants and agreements contained in this Agreement to be complied with by any Seller at or before the Closing shall have been complied with in all material respects and (C) the Purchaser shall have received a certificate of the Seller Representative, signed by a duly authorized officer thereof, dated as of the Closing Date and certifying the matters set forth in clauses (A) and (B) above;

(ii)  If the Closing occurs after the Marketing Period Termination Date (A) the representations and warranties of the Company contained in this Agreement (x) that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as of the Marketing Period Termination Date, as though made on and as of the Marketing Period Termination Date, and (y) that are not qualified by a “Material Adverse Effect” qualification shall be true and correct as of the Marketing Period Termination Date, as though made on and as of the Marketing Period Termination Date, except for such failures to be true and correct in the aggregate as would not have a Material Adverse Effect (except, with respect to the foregoing clauses (x) and (y), to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (x) or (y), as applicable, as of such other date), (B) the covenants and agreements contained in this Agreement to be complied with by the Company, at or before the Marketing Period Termination Date shall have been complied with in all material respects and (C) the Purchaser shall have received a certificate of the Company, signed by a duly authorized officer thereof, dated as of the Closing Date and certifying the matters set forth in clauses (A) and (B) above;

(c)           Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated;

(d)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or any Transaction Document illegal or otherwise restraining or prohibiting the consummation of such transactions;

(e)           Termination of GCA Savvian Advisors Agreement.  The Company shall have provided to the Purchaser evidence that any obligation to pay brokerage, finders' or other fees or commissions in connection with any potential sale transaction other than the transactions described in this Agreement on or behalf of any Register Entity shall either have (i) been satisfied in full, (ii) assigned to any Person that is not a Register Entity or (iii) otherwise terminated, in each case with no further obligations for payments by the Purchaser (including by any entity owned, directly or indirectly, by the Purchaser following the Closing).

(f)           Register of Limited Partners.  Register GP shall have provided to the Purchaser a copy of the Company’s register of limited partnership interests, certified by Register GP to be true and correct, reflecting the ownership of the Interests immediately prior to the Closing; and

(g)           Closing Deliverables.  The Seller Representative shall have delivered to the Purchaser all items required to be delivered pursuant to Section 2.05 and the Company shall have delivered to the Purchaser all items required to be delivered pursuant to Section 2.07.

ARTICLE X

INDEMNIFICATION

SECTION 10.01.  Survival of Representations, Warranties and Covenants.  The representations and warranties of the Sellers and the Register Entities contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing, except for the representations and warranties set forth in (i) Section 3.12 and Section 3.13, which shall survive the Closing for a period of thirty-six (36) months after the Closing, and (ii) Sections 3.02(b) and (c) and Section 4.02, which shall survive indefinitely; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 10.01 shall survive until such claim is finally and fully resolved; and provided, further, that the time periods set forth in this Section 10.01 shall not apply to any claim for Fraud.  The representations and warranties of the Purchaser set forth in Article V shall terminate immediately upon the Closing.

SECTION 10.02.  Indemnification by the Sellers.  The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each an “Indemnified Party”) shall from and after Closing be indemnified and held harmless by the Sellers on a several basis for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from:  (a) the breach of any representation or warranty made by the Company or the Sellers contained in this Agreement or in any certificate delivered pursuant hereto; (b) the breach or violation of any covenant or agreement by the Company, the Sellers or the Seller Representative contained in this Agreement; (c) the Specified Claims; (d) the 280G Matters and (e) the VAT Matters (as defined in Section 10.03).  For the avoidance of doubt, except as otherwise set forth in Sections 10.06(a), (b) and (c), no Seller’s obligations under this Article X shall exceed such Seller’s Pro Rata Escrow Amount.

SECTION 10.03.  Limits on Indemnification.  (a)  No claim may be asserted nor may any Action be commenced against either party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 10.01, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date or, with respect to any Specified Claims, the delivery of invoices evidencing in reasonable detail any amounts paid by any Indemnified Party to any Person as a result of Losses arising out of or resulting from such Specified Claims.

(b)           Notwithstanding anything to the contrary contained in this Agreement:  (i) the Sellers shall not be liable for any claim for indemnification pursuant to Sections 10.02(a) or (b), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Sellers equals or exceeds the Deductible, whereupon the Purchaser shall be entitled to indemnification for the amount of such Losses in excess of the Deductible, (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes set forth in Section 10.02(a), (b) and (d), taken together, shall be the Escrow Amount, (iii) with respect to indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes set forth in Section 10.02(c), (x) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes set forth in Section 10.02(c) shall be the Specified Claim Escrow Amount, and (y) as to any Specified Claim set forth on Exhibit 10.02(c), the maximum aggregate amount of indemnifiable Losses with respect to such particular Specified Claim shall be the amount set forth opposite such particular Specified Claim on Exhibit 10.02(c), (iv) with respect to indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes set forth in Section 10.02(e) (the “VAT Losses”, which shall include any payments made by any Register Entity in respect of any VAT Matter prior to the Closing), (A) the first $1,500,000 (One Million Five Hundred Thousand Dollars) of such VAT Losses shall be fully indemnifiable pursuant to this Article X, (B) for aggregate VAT Losses in excess of $1,500,000 (One Million Five Hundred Thousand Dollars) up to and including VAT Losses of an aggregate of $3,000,000 (Three Million Dollars), none of such VAT Losses shall be indemnifiable pursuant to this Article X, (C) for aggregate VAT Losses in excess of  $3,000,000 (Three Million Dollars) up to and including $4,500,000 (Four Million Five Hundred Thousand Dollars), fifty percent (50%) of such VAT Losses shall be indemnifiable pursuant to this Article X, (D) for aggregate VAT Losses in excess of  $4,500,000 (Four Million Five Hundred Thousand Dollars) and up to and including $9,000,000 (Nine Million Dollars) all of such VAT Losses shall be indemnifiable pursuant to this Article X solely by way of set-off against the Seller Note, and (E) no VAT Losses in aggregate amount in excess of $9,000,000 (Nine Million Dollars) shall be indemnifiable hereunder; provided that the foregoing limitations shall not apply with respect to the representations contained in Sections 3.02(b) and (c) and Section 4.02 or with respect to any claims arising out of or resulting from Fraud.  For purposes of this Agreement, “VAT Matters” means any and all claims relating to or arising out of any claims brought by any Taxing Authority alleging that any Register Entity is not in compliance with the 2003 EU directive or any similar laws relating to the imposition of VAT with respect to electronically-supplied services relating to periods prior to the Closing Date.  In addition, no breach by the Company or any Seller of any representation, warranty, covenant or agreement in this Agreement or by the Seller Representative of any covenant or agreement in this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither the Purchaser nor any Affiliate of the Purchaser shall have any claim or recourse against the Sellers or their respective directors, officers, employees, Affiliates, controlling Persons, agents, advisors or representatives, including the Seller Representative, with respect to such breach, under this Article X or otherwise, if any such Person was required or permitted to take any action or fail to take any action that is alleged to have breached this Agreement and the Purchaser or any Affiliate of the Purchaser has directed or requested such Person to take or not take such action or if the Purchaser or any Affiliate of the Purchaser had, prior to the execution of this Agreement, actual knowledge of such breach.

(c)           Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under any provision of this Agreement or any Transaction Document for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Transaction Document; provided, however, that such limitations shall not limit the right of any party hereto (other than the Purchaser) to recover contract damages in connection with the Purchaser’s failure to consummate the transactions contemplated by this Agreement in violation of this Agreement.

(d)           For all purposes of this Article X, “Losses” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification, (ii) any Tax benefit actually realized by the Indemnified Party or any of its Affiliates on or before the taxable year in which the indemnity payment is made and arising in connection with the accrual, incurrence or payment of any such Losses, and (iii) any amounts reserved on the Financial Statements with respect to such Loss.  In the event that a Tax benefit is actually realized in a taxable year following the taxable year in which the relevant indemnity payment is due on or prior to the third (3rd) anniversary of the date of this Agreement, the Purchaser shall remit to the Seller Representative, for distribution to the Sellers, the amount of such Tax benefit within thirty (30) Business Days after its realization.  For the avoidance of doubt, for purposes of this Agreement, “Losses” shall not take into account any limitation or diminution of any net operating loss or other Tax attribute of a Register Entity, and shall not include Tax liabilities for taxable periods (or portions of taxable periods) beginning after the Closing Date except to the extent such Tax liabilities result from a breach of a representation in clauses (i), (k) or (l) of Section 3.13.

(e)           For Tax purposes, the parties hereto agree to treat all payments made pursuant to any indemnification obligation under this Agreement as adjustments to the Purchase Price.

(f)           Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification under this Article X with respect to any Loss to the extent that such Loss was (i) reflected as (A) a “current liability” or was reserved against as a contra account against a “current asset” in the final calculation of Closing Working Capital or (B) Company Indebtedness in the final calculation of Closing Net Debt or (ii) included in the final calculation of Closing Net Deferred Revenue.

SECTION 10.04.  Notice of Loss; Third Party Claims.  (a)  An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article X, within thirty (30) days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within sixty (60) days of the receipt of such notice from the Indemnified Party.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.  If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.04 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.  The Indemnified Party shall not settle any Third Party Claim without the Indemnifying Party’s prior written consent.  The Indemnifying Party shall have the right to settle any Third Party Claim for which it obtains a full release of the Indemnified Party in respect of such Third Party Claim or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 10.05.  Remedies.  The Purchaser and the Sellers acknowledge and agree that (a) following the Closing, except with respect to matters covered by Sections 2.09 and other than as provided in Section 12.10, the indemnification provisions of Section 10.02 shall be the sole and exclusive remedies of the Purchaser for any breach by any Seller of this Agreement or in connection with the transactions contemplated by this Agreement and the parties hereto hereby agree that no party hereto shall have any remedies of cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement, (b) the Indemnified Parties shall have no right to recover under this Article X for any indemnifiable Losses (other than with respect to any claims for Fraud or any Losses resulting from the breach of any representations and warranties set forth in Sections 3.02(b) or (c), and except as otherwise provided in Section 10.06(b)) an amount in excess of the amount then available in the Escrow Account, and (c) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, on the one hand, or the other parties hereto, on the other hand, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.  The Purchaser shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses, and the Purchaser (together with any other applicable Indemnified Party) shall not be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment has been made to the Purchase Price or any payments are made hereunder in respect of any matter relating to or arising out of this Agreement, the Purchaser will not be entitled to any indemnification or any other payment with respect to such matter to the extent of such adjustment or payment and such matter will not, to the extent of such adjustment or other payment, constitute a breach of any representation, warranty, covenant or agreement contained herein.

SECTION 10.06.  Distributions.

(a)           On or prior to the eighteen (18) month anniversary of the Closing Date, in the event that (i) the Seller Representative shall not have objected to the amount claimed by the Purchaser for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (ii) the Seller Representative shall have delivered notice of its disagreement as to the amount of any indemnification requested by the Purchaser and either (1) the Seller Representative and the Purchaser shall have, subsequent to the giving of such notice, mutually agreed that the Sellers are obligated to indemnify the Purchaser for a specified amount and shall have so jointly notified the Escrow Agent or (2) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Purchaser for indemnification from the Sellers and the Escrow Agent shall have received, in the case of clause (1) above, written instructions from the Seller Representative and the Purchaser or, in the case of clause (2) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to the Purchaser from the Escrow Account any amount determined to be owed to the Purchaser under this Article X in accordance with the Escrow Agreement; provided that, except as otherwise set forth in Section 10.05(b), in no event shall any such payment exceed the amount then available in the Escrow Account.  For the avoidance of doubt, subject to Section 10.06(b), any amount determined to be owed to the Purchaser under this Article X, unless as a result of any claim arising out of or resulting from Fraud, any Losses resulting from the breach of any representations and warranties set forth in Sections 3.02(b) or (c) or any VAT Losses for amounts in excess of $4,500,000 (Four Million Five Hundred Thousand Dollars) (which VAT Losses shall be set off against the Note pursuant to Section 10.06(b)) but up to and including $9,000,000 (Nine Million Dollars), shall be paid solely from the Escrow Account.

(b)           During the period following the 18-month anniversary of the Closing Date up to and including the 36-month anniversary of the Closing Date, in the event that (i) the Seller Representative shall not have objected to the amount claimed by the Purchaser for indemnification with respect to any Loss or (ii) the Seller Representative shall have delivered notice of its disagreement as to the amount of any indemnification requested by the Purchaser and either (1) the Seller Representative and the Purchaser shall have, subsequent to the giving of such notice, mutually agreed that the Sellers are obligated to indemnify the Purchaser for a specified amount or (2) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Purchaser for indemnification from the Sellers and the Seller Representative shall have received a copy of the final nonappealable judgment of the court, the Purchaser shall be permitted to deduct such amount determined to be owed to the Purchaser from any amounts then owing to the Seller Representative pursuant to the Note; provided that this Section 10.06(b) shall apply only to the breach of any representation or warranty set forth in Section 3.12 or 3.13 or any claims brought pursuant to Sections 10.02(c) or (d); and provided, further, that in no event shall the amounts already paid or payable to the Purchaser pursuant to Section 10.06(a) (including any amounts being held in the Escrow Account with respect to any pending claims), together with any amounts to be deducted from amounts then owing to the Seller Representative pursuant to the Note as permitted by this Section 10.06(b), exceed the Escrow Amount, excluding for purposes of this calculation any such amounts arising out of or resulting from Fraud and any Losses resulting from the breach of any representations and warranties set forth in Sections 3.02(b) or (c).

(c)           For the avoidance of doubt and except in the case of Fraud, no Seller’s obligations with respect to any Losses arising out of or resulting from the breach of any representations and warranties set forth in Sections 3.02(b) or (c) shall exceed such Seller’s Purchase Price Allocation or Bonus Amount, as the case may be, taking into account any payments already made to the Purchaser (or deducted from the amounts then owing to the Seller Representative on behalf of such Seller pursuant to the Note) in accordance with Sections 10.06(a) and (b), respectively.

SECTION 10.07.  Seller Representative.

(a)           By the execution and delivery of this Agreement, each of the Sellers hereby irrevocably constitutes and appoints Register GP, as the true and lawful agent and attorney in fact (in such capacity, the “Seller Representative”) of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to this Agreement, the Escrow Agreement, the Note and the transactions contemplated hereby and thereby as the Seller Representative may deem appropriate, and to act on behalf of the Sellers in any litigation or other dispute involving this Agreement or any Transaction Document, do or refrain from doing all such further acts and things, and execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and each Transaction Document, including the power:

(i)           to act for the Sellers with regard to matters pertaining to the determination of the Purchase Price, the adjustment to the Purchase Price and pertaining to the indemnification referred to in this Agreement, including the power to settle any indemnity claim on behalf of the Sellers and to transact matters of litigation;

(ii)          to execute and deliver all ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and each Transaction Document;

(iii)         to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price or any amounts distributed under the Escrow Agreement or the Note;

(iv)         to do or refrain from doing any further act or deed on behalf of the Sellers that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement or any Transaction Document as fully and completely as the Sellers could do if personally present;

(v)          to receive service of process in connection with any claims under this Agreement or any Transaction Document; and

(vi)         to accept notices in accordance with Section 12.02.

(b)          Register GP hereby agrees and consents to its appointment as the Seller Representative pursuant to this Section 10.07, effective as of the date of this Agreement.  The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and the Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Seller Representative in all matters referred to herein.  All actions and decisions of Seller Representative shall be binding and conclusive on each Seller.  All notices required to be made or delivered by the Purchaser to the Sellers shall be made to the Seller Representative for the benefit of the Sellers and shall discharge in full all notice requirements of the Purchaser to the Sellers with respect thereto.  The Sellers hereby confirm all that the Seller Representative shall do or cause to be done by virtue of its appointment as the Seller Representative of the Sellers.  The Seller Representative shall act for the Sellers on all of the matters set forth in this Agreement and the Transaction Documents in the manner the Seller Representative believes to be in the best interest of the Sellers and consistent with the obligations under this Agreement and each Transaction Document, but the Seller Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by the performance by the Seller Representative of its duties under this Agreement or any Transaction Document, other than any loss or damage arising from intentional violation of the law by the Seller Representative of its duties under this Agreement or any Transaction Document.  If and solely to the extent, after the final resolution of all claims for indemnification pursuant to this Article X, there is any amount remaining in the Escrow Account that is distributable to the Sellers, then the out-of-pocket expenses incurred by the Seller Representative as a result of its performance of its obligations under this Agreement and each Transaction Document up to an aggregate amount of $250,000 shall be reimbursed from the Escrow Account, in accordance with the terms of the Escrow Agreement.

(c)           If any individual Seller should die or become incapacitated, if any trust or estate should terminate or if any other similar event should occur, any action taken by the Seller Representative pursuant to this Section 10.07 shall be valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Seller Representative or the Purchaser shall have received notice of such death, incapacity, termination or similar event.  The Person appointed as Seller Representative may resign as such at any time on not less than five Business Days’ notice to the Sellers.  A vacancy in the position of Seller Representative shall be filled by a Person determined by the holders of a majority in interest of the amount then held in the Escrow Account.

ARTICLE XI

TERMINATION

SECTION 11.01.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by either the Company, on the one hand, or the Purchaser, on the other hand, if the Closing shall not have occurred by the date that is one hundred (100) days after the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.01(a) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by either the Company, on the one hand, or the Purchaser, on the other hand, in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)           by the Company if a failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 9.01(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, within thirty (30) days (but not later than the Termination Date) of receipt of written notice thereof by the Company to the Purchaser specifying such breach or failure in reasonable detail;

(d)           by the Purchaser if a failure to perform any covenant or agreement on the part of the Company or any Seller set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Sections 9.02(a) or 9.02(b) not to be satisfied, and such condition is not cured, or is incapable of being cured, within thirty (30) days (but not later than the Termination Date) of receipt of written notice thereof by the Purchaser to the Company specifying such breach or failure in reasonable detail; or

(e)           by the mutual written consent of the Company and the Purchaser.

SECTION 11.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) Section 6.03, this Section 11.02 and Article XII (other than Section 12.14(c)) shall survive any termination and (b) nothing herein shall relieve any party from liability for any intentional breach of this Agreement occurring prior to such termination.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.01.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated by this Agreement (collectively, “Transaction Expenses”) shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 12.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic communication (including e-mail but excluding Internet or intranet websites) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a)	if to the Sellers, the Seller Representative or the Company (prior to the Closing):

Register.com GP (Cayman) Ltd.
c/o Vector Capital Corporation
One Market Street
Steuart Tower
23rd Floor
San Francisco, CA 94105
Facsimile:  415-293-5100
Attention:  Chief Operating Officer

and

Register.com, Inc.
575 8th Avenue,
11th Floor
New York, NY 10018
Facsimile:  212-594-9876, 212-798-5493
Attention:  Chief Executive Officer, General Counsel

with a copy to:

Shearman & Sterling LLP
525 Market Street
San Francisco, CA 94105
Facsimile:  (415) 616-1240
E-Mail:  michael.kennedy@shearman.com and steve.camahort@shearman.com
Attention:  Michael J. Kennedy and Steve L. Camahort

(b)	if to the Sellers or the Seller Representative (following the Closing):

Register.com GP (Cayman) Ltd.
c/o Vector Capital Corporation
One Market Street
Steuart Tower
23rd Floor
San Francisco, CA 94105
Facsimile:  415-293-5100
Attention:  Chief Executive Officer, General Counsel

with a copy to:

Shearman & Sterling LLP
525 Market Street
San Francisco, CA 94105
Facsimile:  (415) 616-1240
E-Mail:  michael.kennedy@shearman.com and steve.camahort@shearman.com
Attention:  Michael J. Kennedy and Steve L. Camahort

(c)	if to the Purchaser:

Web.com Group, Inc.
12808 Gran Bay Parkway West
Jacksonville, FL 32258
Facsimile:  (904) 880-0350
Attention:  Chief Executive Officer

with a copy to:

Cooley LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
E-Mail: fultonjf@cooley.com and dnaftulin@cooley.com
Facsimile:  (650) 849-7400
Attention: James F. Fulton, Jr., and Danielle Naftulin Reed

Any notice delivered by personal delivery or by courier service to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 5:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice sent by prepaid registered or certified mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing.  Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which such transmission is confirmed.  If such day is not a Business Day or if the facsimile transmission is received after 5:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.  Notices sent to an e-mail address shall be deemed to be received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgement); provided that if such notice is not sent on a Business Day or is sent after 5:00 p.m. (addressee’s local time) on a Business Day, such notice shall be deemed to have been given and received on the first Business Day after its transmission.

SECTION 12.03.  Public Announcements.  None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication.

SECTION 12.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 12.05.  Entire Agreement.  This Agreement, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 12.06.  Assignment.  This Agreement may not be assigned by operation of Law or otherwise without the express written consent of (a) the Company (prior to the Closing) or the Seller Representative (following the Closing) and (b) the Purchaser (which consent may be granted or withheld in the sole discretion of the Company, the Seller Representative or the Purchaser, as applicable), as the case may be, and any such purported assignment in violation of this Section 12.06 shall be void.

SECTION 12.07.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto that expressly references the Section(s) of this Agreement to be amended or (b) by a waiver in accordance with Section 12.08.

SECTION 12.08.  Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 12.09.  No Third Party Beneficiaries.  Except as otherwise provided in Sections 6.09, 10.02 and 10.03, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 12.10.  Specific Performance.  The parties hereto acknowledge and agree that the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which the Purchaser, the Company or any Seller, as the case may be, may be entitled, at law or in equity (including monetary damages), each such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

SECTION 12.11.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.  Subject to Section 2.09, all Actions (whether in contract or in tort) based on, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.  Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

SECTION 12.12.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

SECTION 12.13.  Conflict of Interest.  If the Seller Representative so desires, acting on behalf of the Sellers and without the need for any consent or waiver by the Purchaser, the Company or any other Register Entity, Shearman & Sterling LLP (“Shearman”) shall be permitted to represent the Sellers after the Closing in connection with any matter, including, without limitation, anything related to this Agreement, any Transaction Document, the transactions contemplated hereby or thereby, or any disagreement or dispute relating hereto or thereto.  Without limiting the generality of the foregoing, after the Closing, Shearman shall be permitted to represent the Sellers, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (for purposes of this Section 12.13, “dispute” includes any litigation, arbitration or other adversary proceeding) with the Purchaser, the Company, any other Register Entity or any of their respective agents or Affiliates under or relating to this Agreement, any Transaction Document, any of the transactions contemplated hereby or thereby, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement.  Upon and after the Closing, the Company and the other Register Entities shall cease to have any attorney-client relationship with Shearman, unless and to the extent Shearman is specifically engaged in writing by the Company or any other Register Entity to represent the Company or such other Register Entity after the Closing and either such engagement involves no conflict of interest with respect to the Sellers or the Seller Representative consents in writing at the time to such engagement.  Any such representation of the Company or any other Register Entity by Shearman after the Closing shall not affect the foregoing provisions hereof.  For example, and not by way of limitation, even if Shearman is representing the Company or any other Register Entity after the Closing, Shearman shall be permitted simultaneously to represent the Sellers in any matter, including any disagreement or dispute relating hereto.  Furthermore, Shearman shall be permitted to withdraw from any representation of the Company or any other Register Entity in order to be able to represent or continue so representing the Sellers, even if such withdrawal causes the Company or any other Register Entity additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.  Except with the consent of the Seller Representative, neither the Company nor any other Register Entity, nor any Person purporting to act on behalf of or through the Company or any other Register Entity, will seek to obtain attorney-client privileged communications among the Company and its representatives at Shearman related to this Agreement, any Transaction Document, or the transactions contemplated hereby or thereby; provided, however, that the Company or any other Register Entity or any Person purporting to act on behalf of or through the Company or any other Register Entity, shall be able to seek to obtain and in fact obtain non-attorney-client privileged communications.

SECTION 12.14.  Acknowledgement.  By executing this Agreement, each Other Seller and Register GP (in its capacity as a Seller and in its capacity as the general partner of the Company), on behalf of itself, hereby (a) acknowledges that it is a party to, and bound by the terms of, the Partnership Agreement, (b) waives any of the consent requirements set forth in Article 11 of the Partnership Agreement, and any breach of the Partnership Agreement that might otherwise occur, with respect to the transfer of the Sellers’ Interests to the Purchaser pursuant this Agreement, and (c) agrees to enter into an amendment of the Partnership Agreement, to be effective upon the Closing, so as to delete Section 17.1(b) thereof (such amendment, the “Amendment”).

SECTION 12.15.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WEB.COM GROUP, INC.

By:	/s/ David L. Brown
Name: David L. Brown
Title: Chief Executive Officer

REGISTER.COM (CAYMAN) LIMITED
PARTNERSHIP

By:	Register.com GP (Cayman), Ltd., its general partner

By:	/s/ Alex Slusky
Name: Alex Slusky
Title: Managing Partner

REGISTER.COM GP (Cayman), LTD.
(on behalf of itself, solely for the purposes of Articles II,
IV, IX and X and XII and Sections 6.06 and 6.07)

By:	/s/ Alex Slusky
Name: Alex Slusky
Title: Managing Partner

REGISTER.COM GP (Cayman), LTD.
(in its capacity as the Seller Representative, solely for the purposes of Articles II, VIII, X and XII and Section 6.06)

By:	/s/ Alex Slusky
Name: Alex Slusky
Title: Managing Partner

VECTOR CAPITAL II, L.P.
(solely for the purposes of Articles II, IV, IX, X and XII
and Sections 6.06 and 6.07)

By: Vector Capital Partners II, LLC, its general partner

By:	/s/ Alex Slusky
Name: Alex Slusky
Title: Managing Member

VECTOR CAPITAL II INTERNATIONAL, L.P.
(solely for the purposes of Articles II, IV, IX, X and XII
and Sections 6.06 and 6.07)

By: Vector Capital Partners II, LLC, its general partner

By:	/s/ Alex Slusky
Name: Alex Slusky
Title: Managing Member

VECTOR MEMBER FUND II, L.P.
(solely for the purposes of Articles II, IV, IX, X and XII
and Sections 6.06 and 6.07)

By: Vector Capital Partners II, LLC, its general partner

By:	/s/ Alex Slusky
Name: Alex Slusky
Title: Managing Member

VECTOR REGISTER.COM INTERNATIONAL, L.P.
(solely for the purposes of Articles II, IV, IX, X and XII
and Sections 6.06 and 6.07)

By:	/s/ Alex Slusky
Name: Alex Slusky
Title: Managing Partner

VECTOR ENTREPRENEUR FUND II, L.P.
(solely for the purposes of Articles II, IV, IX, X and XII
and Sections 6.06 and 6.07)

By: Vector Capital Partners II, LLC, its general partner

By:	/s/ Alex Slusky
Name: Alex Slusky
Title: Managing Member

VECTOR CAPITAL III, International, L.P.
(solely for the purposes of Articles II, IV, IX, X and XII
and Sections 6.06 and 6.07)

By: Vector Capital Partners III, LLC, its general partner

By: Vector Capital, LLC, its general partner

	By:	/s/ Alex Slusky
Name: Alex Slusky
Title: Managing Member

VECTOR ENTREPRENEUR FUND III, L.P.
(solely for the purposes of Articles II, IV, IX, X and XII
and Sections 6.06 and 6.07)

By: Vector Capital Partners III, LLC, its general partner

By: Vector Capital, LLC, its general partner

	By:	/s/ Alex Slusky
Name: Alex Slusky
Title: Managing Member

LAWRENCE M. KUTSCHER
(solely for the purposes of Articles II, IV, IX, X and XII
and Sections 6.06 and 6.07)

By:	/s/ Lawrence M. Kutscher

ROCK MENG
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By:	/s/ Rock Meng

SAMUEL ELDER
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By:	/s/ Samuel Elder

DOMINIC ANG
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By:	/s/ Dominic Ang

VALHALLA PARTNERS, L.P.
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By: Valhalla GP, LLC, its general partner

By:	/s/ Harry D’Andrea
Name: Harry D’Andrea
Title: Managing Member

SONOSTAR CAPITAL PARTNERS, LLC
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By:	/s/ Gregory Kiernan
Name: Gregory Kiernan
Title: Managing Member

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By:	/s/ Morgan Stark
Name: Morgan Stark
Title: Authorized Signatory

RAMIUS ENTERPRISE MASTER FUND LTD
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By:	/s/ Morgan Stark
Name: Morgan Stark
Title: Authorized Signatory

RAMIUS PRIVATE SELECT LTD
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By:	/s/ Morgan Stark
Name: Morgan Stark
Title: Authorized Signatory

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By: Barington Companies Investors, LLC, its general partner

By:	/s/ Jared L. Landaw
Name: Jared L. Landaw
Title: Senior Managing Director & Secretary

BARINGTON OFFSHORE ADVISORS II, LLC
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By:	/s/ Jared L. Landaw
Name: Jared L. Landaw
Title: Senior Managing Director & Secretary

BARINGTON OFFSHORE ADVISORS, LLC
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By:	/s/ Jared L. Landaw
Name: Jared L. Landaw
Title: Senior Managing Director & Secretary

BARINGTON CAPITAL GROUP, L.P.
(solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

By: LNA Capital Corp., its general partner

By:	/s/ Jared L. Landaw
Name: Jared L. Landaw
Title: Secretary

KBL: SPECIAL OPPORTUNITIES INVESTING

THE YESHIVA RABBI CHAIM BERLIN FUND

HSH NORDBANK SECURITIES S.A.

UNIHOLD ApS

HARVEY A. HOFFMAN IRA ROLLOVER

CHRISTIAN OLESON HOLDINGS A/S

NOVELLUS LOMBARD ALTERNATIVE STRATEGY

OPPENHEIMER & CO. INC., NATHAN GANTCHER IRA

PREMIUM SERIES PCC LTD. ACTING FOR AND ON BEHALF OF ITS CELL C196

V. ROSSGAARD TRADING A/S

CITCO GLOBAL CUSTODY (NA) N.V. OBO ABSOLUTE EAGLES FUND

THE ENDEAVOR DIVERSIFIED FUND CLASS A

HSBC PRIVATE BANK (SUISE) SA

THE ENDEAVOR DIVERSIFIED FUND CLASS B

SORANA A/S

BANQUE ET CAISSE D’EPARGNE DE L’ETAT / CLIENT ACCT

CITCO GLOBAL CUSTODY NV – REF 15611

BEJERNO HOLDING APS

TD AMERITRADE, FBO JOSEPH LUDWIG IRA ACCOUNT 917-983420

BNP PARIBAS ARIBTRAFE SNC #311

CITCO GLOBAL CUSTODY NC REF UBS AG ZURICH

CITCO GLOBAL CUSTODY NV JPMS
(each solely for the purposes of Articles II, IV, IX, X and XII and Sections 6.06 and 6.07)

Each by: /s/ Jeffrey Wald, as the BR Group Representative
Jeffrey Wald